Exhibit 99.3

PRO FORMA VALUATION REPORT

HOME BANCORP CORP, INC.

Lafayette, Louisiana

PROPOSED HOLDING COMPANY FOR:

HOME BANK

Lafayette, Louisiana

Dated As Of:

May 16, 2008

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

May 16, 2008

Board of Directors

Home Bank

503 Kaliste Saloom Road

Lafayette, Louisiana 70508

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Home Bank, Lafayette, Louisiana (“Home Bank” or the “Bank”) adopted the plan of conversion on April 3, 2008, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Home Bancorp, Inc. (“Home Bancorp” or the “Company”), a newly formed Louisiana corporation. Home Bancorp will offer 100% of its common stock in a subscription offering to Eligible Account Holders, the Employee Stock Ownership Plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are define for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Going forward, Home Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Home Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

May 16, 2008

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Home Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by the Bank to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Home Bank’s management; Ernst & Young LLP, the Bank’s independent auditor; Elias, Matz, Tiernan & Herrick, L.L.P., Home Bank’s conversion counsel; and Sandler O’Neill & Partners, L.P., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Home Bank operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Home Bank and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Home Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Home Bank’s financial performance and condition with publicly-traded thrift institutions

Board of Directors

May 16, 2008

evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Home Bank’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Home Bank only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that Home Bank intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 16, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $75,000,000 at the midpoint, equal to 7,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $63,750,000 and a maximum value of $86,250,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 6,375,000 at the minimum and 8,625,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $99,187,500 without a

Board of Directors

May 16, 2008

resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 9,918,750.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Home Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Home Bank as of March 31, 2008, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Home Bank, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The

Board of Directors

May 16, 2008

reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

HOME BANCORP, INC.

HOME BANK

Lafayette, Louisiana

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.5
Income and Expense Trends	I.10
Interest Rate Risk Management	I.15
Lending Activities and Strategy	I.16
Asset Quality	I.19
Funding Composition and Strategy	I.20
Legal Proceedings	I.21

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.7
Local Economy	II.9
Unemployment Trends	II.10
Market Area Deposit Characteristics and Competition	II.11

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.9
Loan Composition	III.13
Interest Rate Risk	III.15
Credit Risk	III.15
Summary	III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii

HOME BANCORP, INC.

HOME BANK

Lafayette, Louisiana

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.7
5. Dividends	IV.8
6. Liquidity of the Shares	IV.9
7. Marketing of the Issue	IV.10
A. The Public Market	IV.10
B. The New Issue Market	IV.18
C. The Acquisition Market	IV.21
8. Management	IV.21
9. Effect of Government Regulation and Regulatory Reform	IV.22
Summary of Adjustments	IV.22
Valuation Approaches:	IV.23
1. Price-to-Earnings (“P/E”)	IV.24
2. Price-to-Book (“P/B”)	IV.25
3. Price-to-Assets (“P/A”)	IV.27
Comparison to Recent Offerings	IV.27
Valuation Conclusion	IV.28

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

HOME BANCORP, INC.

HOME BANK

Lafayette, Louisiana

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Unemployment Trends	II.10
2.4	Deposit Summary	II.12
2.5	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.14
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.16
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.19
4.3	Market Pricing Comparatives	IV.20
4.4	Public Market Pricing	IV.26

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Home Bank (“Home Bank” or the “Bank”), chartered in 1908, is a federally-chartered savings bank headquartered in Lafayette, Louisiana. The Bank serves the Acadiana region of southwestern Louisiana through its main office in Lafayette and eight banking centers. Home Bank also maintains a loan production office in Baton Rouge. A map of the Bank’s branch offices is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At March 31, 2008, the Bank had $430.1 million in assets, $352.1 million in deposits and total equity of $51.4 million, equal to 11.9% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

On April 3, 2008, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Home Bancorp, Inc. (“Home Bancorp” or the “Company”), a newly formed Louisiana corporation. Home Bancorp will offer 100% of its common stock to qualifying depositors of Home Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering. Going forward, Home Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Home Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed employee stock ownership

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Home Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Home Bank maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Bank has pursued a growth strategy in recent years, in which asset growth has been sustained through loan growth. Retail deposits have been the primary funding source for the Bank’s asset growth. On June 30, 2006, the Bank merged with Crowley Building and Loan Association (“Crowley Building”), which was a mutual association based in Crowley, Louisiana. Crowley is approximately 15 miles west of Lafayette. The merger was accounted for a pooling of interests, which added approximately $34 million and $30 million to the Bank’s assets and deposits, respectively. Crowley Building’s sole office facility was in Crowley, which is now operated as one of the Bank’s nine banking centers.

Historically, Home Bank’s operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively. In more recent years, the Bank has pursued a strategy of placing more of an emphasis on diversifying into other types of loans that generally earn higher yields and are more rate sensitive than 1-4 family permanent mortgage loans. Beyond 1-4 family permanent mortgage loans, commercial real estate/multi-family loans constitute the most significant are of lending diversification for the Bank followed by commercial business loans and construction/land loans. Lending diversification for the Bank also includes consumer loans and home equity loans. The Bank’s current strategic plan is to pursue further lending diversification, in which commercial business loans will be emphasized as the primary source of loan growth. Loans secured by commercial real estate are also expected to remain as a significant area of lending

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

diversification for the Bank. Pursuant to targeting growth of commercial loans, the Bank is also placing an emphasis on growing commercial deposit accounts through establishing full service banking relationships with its commercial borrowers.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities comprise the largest concentration of the investment portfolio, with other investments consisting of U.S. Government and agency securities, municipal bonds and FHLB stock. Home Bank’s investments also include cash invested at other ATM locations, pursuant to which the Bank has entered into contracts with various counterparties to provide cash for ATMs at approximately 900 locations throughout the United States. Home Bank earns interest on the outstanding ATM funding commitments at a rate tied to the prime rate and funds the commitments with overnight FHLB advances. At March 31, 2008, the Bank had commitments to fund up to a maximum of $23 million at any point in time. Home Bank retains ownership of the cash in the ATMs at all times.

The Bank’s lending and investment strategies have supported management of credit risk exposure, as evidenced by favorable credit quality measures for non-performing assets and credit quality related losses. Home Bank is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Transaction and savings accounts constitute almost half of the Bank’s deposits, reflecting the Bank’s emphasis on marketing and cross-selling those accounts and, in particular, developing full servicing banking relationships with its commercial loan customers. Transaction and savings account deposits have constituted the primary source of the Bank’s deposit growth in recent years. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. As noted previously, overnight FHLB advances are used to fund a portion of the outstanding balance of cash invested at other ATM locations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Home Bank’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Bank’s operating strategy has provided for a relatively strong net interest margin; which has been supported by sustaining balance sheet growth primarily through loan growth, including growth of higher yielding types of loans, and maintenance of a relatively high concentration of deposits in lower yielding transaction and saving account deposits. Operating expenses have also generally been maintained at a relatively high level, which is also related to implementation of an operating strategy that that has required building staff to grow and service a diversified loan portfolio. Likewise, the Bank’s funding composition would also tend to place upward pressure on the operating expense ratio, given that transaction and savings account deposits are more costly to service than time deposits and borrowings. Revenues derived from non-interest income sources have been a fairly substantive and stable contributor to the Bank’s core earnings base, with such income consisting mostly of service fees and charges generated from transaction deposit accounts.

The post-offering business plan of the Bank is expected to continue to focus on operating and growing a profitable institution serving retail customers and small businesses in local markets. Accordingly, Home Bank will continue to be an independent community-oriented financial institution with a commitment to meeting the retail and commercial banking needs of individuals and businesses in south central Louisiana. In addition, the Bank’s business plan is to implement strategies that will facilitate growth of its franchise and increase earnings.

The Bank’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Home Bank. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Home Bank. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Home Bank’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Home Bank’s funding costs. Additionally, Home Bank’s higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. At this time the Bank is currently building a branch office in Baton Rouge, with a scheduled opening by September 2008 and is pursuing opportunities to open another branch by the end of 2008. The Bank will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and its ability to offer stock as consideration. At this time, the Bank has no specific plans for expansion other than through establishing additional branches. The projected uses of proceeds are highlighted below.

•

Home Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

Home Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Home Bank’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five and one-quarter years. From year end 2003 through March 31, 2008, Home Bank’s assets

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Home Bank

Historical Balance Sheet Data

	At Year Ened December 31,										At March 31,		12/31/03- 3/31/08 Annual. Growth Rate
	2003		2004		2005		2006		2007		2008
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$342,593	100.00%	$346,026	100.00%	$370,413	100.00%	$400,484	100.00%	$422,351	100.00%	$430,053	100.00%	5.50%
Cash and cash equivalents	19,013	5.55%	9,943	2.87%	16,213	4.38%	27,399	6.84%	11,746	2.78%	13,169	3.06%	-8.28%
Certificate of deposit in other institutions	695	0.20%	497	0.14%	4,060	1.10%	3,169	0.79%	3,267	0.77%	2,970	0.69%	40.74%
Cash invested at other ATM locations	9,714	2.84%	11,612	3.36%	14,526	3.92%	13,714	3.42%	17,143	4.06%	18,262	4.25%	16.01%
Investment securities	23,882	6.97%	6,040	1.75%	8,905	2.40%	3,099	0.77%	3,139	0.74%	3,158	0.73%	-37.88%
Mortgage-backed securities	74,365	21.71%	75,815	21.91%	66,173	17.86%	56,242	14.04%	58,549	13.86%	63,375	14.74%	-3.69%
Loans receivable, net	198,595	57.97%	225,410	65.14%	246,225	66.47%	281,258	70.23%	306,268	72.52%	305,815	71.11%	10.69%
Mortgage loans, available for sale	2,160	0.63%	2,180	0.63%	215	0.06%	1,605	0.40%	1,175	0.28%	1,639	0.38%	-6.29%
FHLB Stock	1,946	0.57%	2,164	0.63%	1,259	0.34%	892	0.22%	944	0.22%	1,329	0.31%	-15.65%
Bank-Owned Life Insurance	0	0.00%	0	0.00%	0	0.00%	0	0.00%	5,007	1.19%	5,071	1.18%	NM
Deposits	$273,978	79.97%	$278,002	80.34%	$308,396	83.26%	$346,250	86.46%	$353,536	83.71%	$352,128	81.88%	6.18%
FHLB advances	30,390	8.87%	26,993	7.80%	17,484	4.72%	5,435	1.36%	16,883	4.00%	23,370	5.43%	-12.92%
Equity	$35,946	10.49%	$38,575	11.15%	$41,487	11.20%	$45,856	11.45%	$49,383	11.69%	$51,371	11.95%	7.76%
Loans/Deposits		72.49%		81.08%		79.84%		81.23%		86.63%		86.85%
Full Service Banking Offices Open	7		7		8		9		9		9

(1)	Ratios are as a percent of ending assets.

Sources:	Home Bank’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

increased at a 5.5% annual rate. Asset growth was largely sustained by loan growth, which was primarily funded with deposit growth. A summary of Home Bank’s key operating ratios for the past fiscal years is presented in Exhibit I-3.

Home Bank’s loans receivable portfolio increased at a 10.7% annual rate from year end 2003 through March 31, 2008, with the loan portfolio exhibiting positive growth through 2007 followed by a slight decline in the first quarter of 2008. The Bank’s stronger loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 58.0% at year end 2003 to 71.1% at March 31, 2008. While 1-4 family permanent mortgage loans represent the largest concentration in the Bank’s loan portfolio, Home Bank’s emphasis on implementation of a diversified lending strategy is evidenced by recent trends in the loan portfolio. Trends in the Bank’s loan portfolio composition over the past five and one-quarter years show that the concentration of 1-4 family loans comprising total loans decreased from 54.6% of total loans at year end 2003 to 42.6% of total loans at March 31, 2008. The decrease in the ratio of 1-4 family loans comprising total loans since year end 2003 was the result of comparatively stronger growth of other areas of lending, which was in part related to the Bank’s general philosophy of selling longer term 1-4 family fixed rate loans for purposes of interest rate risk management. Since fiscal year end 2003, lending diversification by the Bank has been mostly in the areas of commercial real estate loans and commercial business loans. From year end 2003 through March 31, 2008, commercial real estate loans (inclusive of multi-family loans) increased from 17.5% to 25.5% of total loans and commercial business loans increased from 6.0% to 11.3% of total loans. Other areas of lending diversification for Home Bank include construction and land loans which decreased from 10.2% to 8.7% of total loans from year end 2003 through March 31, 2008, home equity loans and lines of credit which increased from 7.0% of total loans at year end 2003 to 7.4% of total loans at March 31, 2008, and consumer loans which decreased from 4.8% of total loans at year end 2003 to 4.5% of total loans at March 31, 2008.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Home Bank’s overall credit

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-quarter years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 37.8% of assets at year end 2003 to a low of 22.4% of assets at year end 2007. Cash and investments equaled 23.8% of total assets at March 31, 2008. The general downward trend in the level of cash and investments maintained by the Bank reflects the redeployment of liquidity and cash flow realized from maturing or the sale of investments into loan growth. Mortgage-backed securities comprise the most significant component of the Bank’s investment holdings, with the portfolio consisting substantially of mortgage-pass-through certificates that are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). On a more limited basis, the mortgage-backed securities portfolio includes mortgage pass-through certificates of private issuers. Mortgage-backed securities are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Home Bank’s investment philosophy. As of March 31, 2008, the mortgage-backed securities portfolio totaled $63.4 million or 14.7% of assets, versus a peak balance of $75.8 million or 21.9% of assets at year end 2004. Of the $63.4 million of mortgage-backed securities maintained at March 31, 2008, $54.8 million of the portfolio consisted of securities that were guaranteed or insured by GSEs and the remaining $8.5 million were private issues. Mortgage-backed securities maintained as available for sale equaled $60.0 million at March 31, 2008, with the remaining $3.4 million of the portfolio maintained as held to maturity. As of March 31, 2008, the net unrealized gain on the available for sale mortgage-backed securities portfolio equaled $1.5 million.

Beyond the Bank’s investment in mortgage-backed securities, investment securities held by the Bank at March 31, 2008 consisted of U.S. Government and agency securities ($2.0 million), municipal bonds ($1.1 million) and FHLB stock ($1.3 million). As of March 31, 2008, U.S. Government and agency securities were maintained as available for sale and municipal bonds were maintained as held to maturity. As of March 31, 2008, the net unrealized gain on the portfolio of U.S. Government and agency securities equaled $19,000. Exhibit I-4 provides historical

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detail of the Bank’s investment and mortgage-backed securities portfolios. The Bank also held short-term funds totaling $34.4 million or 8.0% of assets at March 31, 2008, which consisted of $13.2 million of cash and cash equivalents, $3.0 million of certificates of deposit (CDs) held in other financial institutions and $18.3 million of cash invested at other ATM locations.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of three of the Bank’s executives The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2008, the cash surrender value of the Bank’s BOLI equaled $5.1 million.

Over the past five and one-quarter years, Home Bank’s funding needs have been largely addressed through retail deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings. From year end 2003 through March 31, 2008, the Bank’s deposits increased at an annual rate of 6.2%. Positive deposit growth was sustained from year end 2003 through year end 2007, which was followed by a slight decline in deposits in the first quarter of 2008. The most significant deposit growth occurred during the 2004 and 2005 period. Deposits as a percent of assets ranged from a low of 80.0% at year end 2003 to a high of 86.5% at year end 2006. As of March 31, 2008, the Bank’s deposits totaled $352.1 million or 81.9% of assets. In comparison to the deposit base of a traditional thrift, the Bank’ maintains a relatively high concentration of deposits in core transaction and savings account deposits. Core deposits comprised 51.3% of the Bank’s deposits at March 31, 2008, versus 45.2% of total deposits at year end 2005. A comparatively strong growth rate for the Bank’s transaction and savings account deposits facilitated the increase in the concentration of core deposits comprising total deposits since year end 2005.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. One of the Bank’s primary utilization of borrowings has been to use overnight FHLB advances to fund cash invested at other ATM locations. Over the past five and

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one-quarter years, the Bank’s borrowings ranged from a high of $30.4 million or 8.9% of assets at year end 2003 to a low of $5.4 million or 1.4% of assets at year end 2006. Borrowings held by the Bank at March 31, 2008 totaled $23.4 million or 5.4% of assets. FHLB advances have typically been the only source of borrowings utilized by the Bank over the past five and one-quarter years, consisting of a mix of overnight advances and longer term advances with original maturity dates that are generally in the one to five year range.

Since year end 2003, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 7.8% for the Bank. Capital growth outpaced the Bank’s asset growth rate, as Home Bank’s equity-to-assets ratio increased from 10.5% at year end 2003 to 11.9% at March 31, 2008. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2008. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, as the result of the significant increase that will be realized in the Bank’s pro forma capital position, Home Bank’s ROE can be expected to initially decline from current returns

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five and one-quarter years. The Bank reported positive earnings over the past five years, ranging from a low of 0.80% of average assets during 2004 to a high of 1.03% of average assets during fiscal 2006. For the twelve months ended March 31, 2008, the Bank reported net income of $3.4 million or 0.81% of average assets. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Other revenues for the Bank largely are derived from customer service fees and charges, which have been a growing contributor to the Bank’s earnings. Favorable credit quality has served to limit the amount of loan loss provisions the Bank established over the past five and one-quarter years. Gains and losses from the sale of loans and

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investments have typically been a relatively minor factor in the Bank’s earnings over the past five and one-quarter years.

Table 1.2

Home Bank

Historical Income Statements

	For the Year Ended December 31,										For the 12 months Ended 3/31/08
	2003		2004		2005		2006		2007		Amount	Pct(1)
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$16,482	5.19%	$17,404	5.03%	$19,382	5.39%	$22,808	5.84%	$24,962	6.16%	$25,309	6.08%
Interest expense	(6,074)	-1.91%	(5,398)	-1.56%	(6,452)	-1.79%	(8,215)	-2.10%	(9,908)	-2.44%	(10,070)	-2.42%

Net interest income	$10,408	3.27%	$12,006	3.47%	$12,930	3.60%	$14,593	3.74%	$15,054	3.70%	$15,239	3.65%
Provision for loan losses	(135)	-0.04%	(311)	-0.09%	(252)	-0.07%	(260)	-0.07%	(420)	-0.10%	(353)	-0.08%

Net interest income after provisions	$10,273	3.23%	$11,695	3.38%	$12,678	3.53%	$14,333	3.67%	$14,634	3.61%	$14,886	3.58%
Other operating income	$1,629	0.51%	$1,851	0.53%	$2,551	0.71%	$2,718	0.70%	$2,835	0.70%	$3,039	0.73%
Operating expense	(8,624)	-2.71%	(9,642)	-2.79%	(10,134)	-2.82%	(10,686)	-2.74%	(13,067)	-3.22%	(13,467)	-3.24%

Net operating income	$3,278	1.03%	$3,904	1.13%	$5,095	1.42%	$6,365	1.63%	$4,402	1.09%	$4,458	1.07%
Non-Operating Income
Gain(loss) on sale of loans	$903	0.28%	$287	0.08%	$236	0.07%	$235	0.06%	$312	0.08%	$314	0.08%
Gain(loss) on sale of real estate owned	0	0.00%	5	0.00%	0	0.00%	0	0.00%	(4)	0.00%	(4)	0.00%
Gain(loss) on sale of securities	0	0.00%	0	0.00%	0	0.00%	(504)	-0.13%	0	0.00%	0	0.00%

Net non-operating income	$903	0.28%	$292	0.08%	$236	0.07%	($269)	-0.07%	$308	0.08%	$310	0.07%
Net income before tax	$4,181	1.32%	$4,196	1.21%	$5,331	1.48%	$6,096	1.56%	$4,710	1.16%	$4,768	1.15%
Income tax provision	(1,416)	-0.45%	(1,427)	-0.41%	(1,808)	-0.50%	(2,073)	-0.53%	(1,387)	-0.34%	(1,407)	-0.34%

Net income (loss)	$2,765	0.87%	$2,769	0.80%	$3,523	0.98%	$4,023	1.03%	$3,323	0.82%	$3,361	0.81%
Adjusted Earnings
Net income	$2,765	0.87%	$2,769	0.80%	$3,523	0.98%	$4,023	1.03%	$3,323	0.82%	$3,361	0.81%
Add(Deduct): Net gain/(loss) on sale	(903)	-0.28%	(292)	-0.08%	(236)	-0.07%	269	0.07%	(308)	-0.08%	(310)	-0.07%
Tax effect (2)	307	0.10%	99	0.03%	80	0.02%	(91)	-0.02%	105	0.03%	105	0.03%

Adjusted earnings	$2,169	0.68%	$2,576	0.74%	$3,367	0.94%	$4,201	1.08%	$3,120	0.77%	$3,156	0.76%
Expense Coverage Ratio (3)	1.21		1.25		1.28		1.37		1.15		1.13
Efficiency Ratio (4)	71.7%		69.6%		65.5%		61.7%		73.1%		74.0%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 34.0% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: Home Bank’s prospectus, audited & unaudited financial statements and RP Financial calculations.

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Over the past five and one-quarter years, the Bank’s net interest income to average assets ratio ranged from a low of 3.27% during 2003 to a high of 3.74% during 2006. The positive trend in the Bank’s net interest income ratio from 2003 through 2006 was supported by a slightly higher interest rate spread in 2004 and 2006 and an increase in the concentration of non-interest bearing demand deposits comprising total deposits over the four year period. The increase in the interest rate spread in 2004 resulted from a more significant decrease in the overall rate paid on funding liabilities relative to the decrease in the overall yield earned on interest-earning assets, while the increase in the interest rate spread in 2006 resulted from a more significant increase in the overall yield earned on interest-earning assets relative to the increase in the overall rate paid on funding liabilities. The positive yield trend in 2005 and 2006 was facilitated by a shift in the Bank’s interest-earning asset composition towards a higher concentration of loans, including growth of higher yielding types of loans which increased as a percent of total loans outstanding during the four year period. Comparatively, the decrease in the Bank’s net interest income ratio during 2007 and for the twelve months ended March 31, 2008 resulted from a slightly narrower interest rate spread and a slight decrease in the concentration of non-interest bearing demand deposits comprising total deposits. The Bank’s interest rate spreads and yields and costs for the past five and one-quarter years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable contributor to the Bank’s earnings over the past five and one-quarter years, ranging from a low of 0.51% of average assets during 2003 to a high of 0.73% of average assets during the twelve months ended March 31, 2007. Customer service fees and charges constitute the largest source of non-interest operating income for the Bank, with other non-interest operating revenues derived from income earned on BOLI and miscellaneous other revenue sources. The significant contribution realized from service fees and charges to non-interest operating income is supported by the Bank’s relatively high concentration of deposits maintained in transaction deposits.

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Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of 2.71% of average assets during 2003 to a high of 3.24% of average assets during the twelve months ended March 31, 2008. The spike up in the Bank’s operating expenses during 2007, which carried over into the most recent twelve month period, was largely attributable to certain additional expenses that were incurred during 2007 including higher than normal charitable contributions and the funding of a benefit plan. The Bank also added staff during to facilitate implementation of planned growth strategies. Overall, the Bank has maintained a relatively high level of operating expenses, which is indicative of the higher staffing needs associated with sustaining asset growth through growth of a diversified loan portfolio. Likewise, the higher staffing needs associated with generating and service transaction and saving account deposits, which comprise a relatively high percentage of the Bank’s deposit composition, have also been a factor in the relatively high level of operating expenses maintained by the Bank. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since 2003 reflect a slight decrease in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Home Bank’s expense coverage ratio equaled 1.21 times during 2003, versus a ratio of 1.13 times during the twelve months ended March 31, 2008. The decrease in the expense coverage ratio resulted from a more significant increase in the operating expense ratio compared to the increase in the net interest income ratio, which was in part related to the additional operating expenses that were recorded by the Bank during 2007 and for the twelve months ended March 31, 2008. Similarly, Home Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 71.7% during 2003 was slightly more favorable than the efficiency ratio of 74.0% for the twelve months ended March 31, 2008.

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Over the past five and one-quarter years, maintenance of generally favorable credit quality measures has generally served to limit the amount of loss provisions established during the period. Loan loss provisions established by the Bank ranged from a low of 0.04% of average assets during 2003 to a high of 0.10% of average assets during 2007. The higher loan loss provisions established during 2007 were in part related to an adjustment in the calculation of the loan loss reserve. For the twelve months ended March 31, 2008, loan loss provisions established equaled $353,000 or 0.08% of average assets. As of March 31, 2008, the Bank maintained valuation allowances of $2.3 million, equal to 0.75% of net loans receivable and 170.7% of non-performing loans. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five fiscal years.

Non-operating income over the past five and one-quarter years has consisted primary of loan sale gains, and, to a lesser extent, gains and losses on the sale of real estate owned and a loss on the sale of securities. Overall, the net earnings impact of non-operating income ranged from a loss of 0.07% of average assets in 2006 to a gain of 0.28% of average assets in 2003. For the twelve months ended March 31, 2008, the Bank recorded net gains equal to $310,000 or 0.07% of average assets. Loan sale gains reflect the sale of fixed rate loans for purposes of interest rate risk management. Loans are sold both on a servicing retained and servicing released basis. In 2006, the Bank restructured its investment portfolio in connection with the Crowley Building merger, which resulted in a $504,000 loss on the sale of securities. Gains and losses from sale of real estate owned were a very nominal factor in the Bank’s earnings over the past five and one-quarter years. The gains and losses realized from the sale of investment securities and real estate owned are viewed as non-recurring income items, while gains generated from the sale of fixed rate loans have been an ongoing activity for the Bank. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

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The Bank’s effective tax rate ranged from a low of 29.45% during 2007 to a high of 34.01% during 2006. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate is 34.0%.

Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and the first nine months of 2007, in which the yield curve was flat or inverted. As of March 31, 2008 the Bank’s Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 10% decline in the Bank’s NPV (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through selling originations of longer term fixed rate loans to the secondary market, maintaining investment securities as available for sale, emphasizing investment in adjustable rate mortgage-backed securities, holding investments in rate sensitive instruments with a high degree of liquidity, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans or adjustable rate loans. As of March 31, 2008, of the Bank’s total loans due after March 31, 2009, ARM loans comprised 19.8% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with terms out to five years, extending CD maturities through offering attractive rates on certain longer term CDs and through maintaining a high concentration of deposits in lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 51.3% of the Bank’s deposits at March 31, 2008.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning

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assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Home Bank’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate/multi-family loans followed by commercial business loans. Other areas of lending diversification for the Bank include construction, land, home equity and consumer loans. Going forward, the Bank’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial business loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Bank, although growth of the 1-4 family loan portfolio will be substantially limited as new loan production will be offset by loan sales of most fixed rate originations and repayments on the existing portfolio. Exhibit I-9 provides historical detail of Home Bank’s loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of March 31, 2008.

Home Bank offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Bank’s general practice has been to sell most originations of longer term fixed rate loans. Loans are sold on both a servicing retained and servicing released basis. ARM loans offered by the Bank have initial repricing terms of one or five years and are indexed to the one year rate for U.S. Treasury notes After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. Fixed rate loans are offered for terms of 15 or 30 years. Residential loans are generated through Bank’s in-house lending staff and are substantially secured by properties in the Bank’s primarily lending area of south central Louisiana. As of March 31, 2008, the Bank’s outstanding balance of 1-4 family loans equaled $131.3 million or 42.6% of total loans outstanding.

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The Bank’s home equity lending activities include home equity loans and home equity lines of credit. Home equity loans are amortizing loans with terms of up to 15 years, which may include a shorter term balloon provision, and generally have a fixed interest rate. Home equity lines of credit are tied to the prime rate and are offered for terms of up to three years. The Bank will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 90.0%, inclusive of other liens on the property. As of March 31, 2008, the Bank’s outstanding balance of home equity loans and home equity lines of credit equaled $22.7 million or 7.4% of total loans outstanding.

Construction loans originated by the Bank consist substantially of loans to finance the construction of 1-4 family residences. The Bank’s 1-4 family construction lending activities consist primarily of loans that are extended to contractors and builders to finance the construction of single-family homes and subdivisions. Residential development loans are offered for terms of up to 24 months and up to a LTV ratio of 80.0%. At Mach 31, 2008, Home Bank’s five largest construction/development loans amounted to $1.0 million, $733,000, $630,000, $567,000 and $518,000, respectively. Each of those loans were performing according to its original terms at March 31, 2008. To a lesser extent, the Bank’s construction lending activities include loans for the construction of commercial real estate. Commercial real estate construction loans are typically originated as construction/permanent loans. Commercial real estate construction loans require payment of interest only during the construction period, which is typically a six to twelve month term. Land loans consist substantially of properties that will be used for residential development. Land loans are fixed rate loans and are offered for terms of up to 10 years and may include a shorter term balloon provision of three or five years. Land loans are typically extended up to a LTV ratio of 65.0%. As of March 31, 2008, Home Bank’s outstanding balance of construction and land loans equaled $26.8 million or 8.7% of total loans outstanding, consisting of $21.0 million of construction loans and $5.8 million of land loans.

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Bank’s regional lending area of south central Louisiana. Home Bank originates commercial real estate

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and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate and multi-family loans are offered as fixed rate or adjustable rate loans, with amortization terms of up to 20 years. Most of the Bank’s commercial real estate financing have 15 year amortization terms and most fixed rate loans have a three or five year balloon provision. Properties securing the commercial real estate and multi-family loan portfolio include office buildings, strip shopping centers, industrial use buildings, churches and apartment buildings. As of March 31, 2008, the Bank’s largest outstanding commercial real estate/multi-family loans were $4.6 million, $4.0 million, $3.0 million, $2.8 million and $1.7 million and all such loans were performing in accordance with all their terms. As of March 31, 2008, the Bank’s outstanding balance of commercial real estate and multi-family loans totaled $78.8 million equal to 25.5% of total loans outstanding.

Home Bank’s diversification into non-mortgage loans consists primarily of commercial business loans and, to a lesser extent, consumer loans. The commercial business loan portfolio is generated through extending loans to companies operating in the local market area. Commercial business loans offered by the Bank consist of fixed rate term loans and floating rate lines of credit indexed to the prime rate and generally have terms of five years or less but may go up to seven years. The commercial business loan portfolio consists substantially of secured loans. At March 31, 2008, Home Bank’s five largest commercial loans had outstanding balances of $3.5 million, $1.7 million, $1.3 million, $1.1 million and $1.1 million. For the five and one-quarter years ended March 31, 2008, Home Bank has charged-off an aggregate of $62,000 in commercial business loans. Expansion of commercial business lending activities is an area of lending emphasis for the Bank, pursuant to which the Bank is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As of March 31, 2008, Home Bank’s outstanding balance of commercial business loans equaled $34.9 million or 11.3% of total loans outstanding.

Beyond home equity loans, the Bank’s consumer lending activities have been somewhat of a limited area of lending diversification. The consumer loan portfolio

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consists of various types of installment loans, loans secured by deposits and unsecured personal loans. As of March 31, 2008, the Bank’s outstanding balance of consumer loans (excluding home equity loans) equaled $14.0 million or 4.5% of total loans outstanding.

Exhibit I-11 provides a summary of the Bank’s lending activities over the past three and one-quarter years. Total loans originated showed a positive trend over the past three and one-quarter years, increasing from $139.0 million during 2005 to $146.6 million during 2006 and $187.3 million during 2007. Loans originated during the first quarter of 2008 totaled $53.6 million, versus $46.2 million for the comparable year ago period. Loans secured by 1-4 family properties comprised the largest source of originations during the past three and one-quarter years, followed by originations of commercial real estate and multi-family loans. Approximately 36% of the Bank’s 1- 4 family loan originations were sold during the past three and one-quarter years. The Bank did not purchase any loans during the past three and one-quarter years. Loan originations exceeded loans sold and principal repayments during 2005 and 2006, while originations were less than loans sold and principal repayments in 2007 and the first quarter of 2008. Over the past three and one-quarter years, the strongest loan growth occurred during 2006 when net loans receivable increased from $246.2 million at year end 2005 to $281.3 million at year end 2006.

Asset Quality

The Bank’s historical 1-4 family lending emphasis, as well as generally favorable real estate market conditions in the Bank’s lending area, have supported the maintenance of relatively favorable credit quality measures during the past five and one-quarter years. Over the past five and one-quarter years, Home Bank’s balance of non-performing assets ranged from a high of 0.38% at year end 2003 to a low of 0.22% of assets at year end 2004. As shown in Exhibit I-12, non-performing assets at March 31, 2008 totaled $1.4 million or 0.33% of assets and consisted entirely of non-accruing loans except for $60,000 of real estate owned. Non-accruing loans consisted mostly of 1-4 family loans followed by commercial real estate, multi-family and land loans, with

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such non-accruing loans totaling $886,000 and $326,000, respectively, at March 31, 2008.

To track the Bank’s asset quality and the adequacy of valuation allowances, Home Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2008, the Bank maintained valuation allowances of $2.3 million, equal to 0.75% of net loans receivable and 170.8% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at December 31, 2008 deposits accounted for 93.8% of Home Bank’s interest-bearing funding composition. Exhibit I-13 sets forth the Bank’s deposit composition for the past three and one-quarter years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at March 31, 2008. Transaction and savings account deposits constituted slightly more than half of the Bank’s deposit base at March 31, 2008, with recent trends showing the concentration of core deposits increasing over the past three and one-quarter years. Transaction and savings account deposits totaled $180.6 million or 51.3% of total deposit at March 31, 2008, versus $139.5 million or 45.2% of total deposits at December 31, 2005. The increase in the concentration of core deposits comprising total deposits has been supported by stronger growth of core deposits relative to CD growth, with money market deposits providing the largest source of core deposit growth since year end 2005.

The balance of the Bank’s deposits consists of CDs, with Home Bank’s current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $171.5 million or 48.7% of total deposits at March 31, 2008, versus $168.9 million or 54.8% of total deposits at December 31, 2005. As of March 31, 2008, 80.5% of the CDs were scheduled to mature in one year or less.

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As of March 31, 2008, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $68.5 million or 39.9% of total CDs. Home Bank does not maintain any brokered CDs.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank maintained $23.4 million of FHLB advances at March 31, 2008 with a weighted average rate of 3.22%. FHLB advances held by the Bank at March 31, 2007 consisted of a mix of short- and long-term borrowings, with maturities on long-term borrowings extending out to five years. Exhibit I-15 provides further detail of the Bank’s borrowings activities during the past three and one-quarter years.

Legal Proceedings

Home Bank is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

The Bank conducts operations out of the main office and eight banking centers in south central Louisiana. The main office and four banking centers are located in Lafayette, with single office locations maintained in Broussard, Carencro, Scott and Crowley. All of the Bank’s offices are located in Lafayette Parish, except for the Crowley office which is in Acadia Parish. Acadia Parish is the western adjacent parish to Lafayette Parish. Home Bank also maintains a loan production office in Baton Rouge. Exhibit II-1 provides information on the Bank’s office properties.

The primary market area served by the Bank is largely suburban in nature. The Bank’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. The primary market area economy is fairly diversified, although oil related businesses remain as the cornerstone of the regional economy. Major employment sectors in the regional economy include services, wholesale/retail trade and government.

Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, the U.S. housing market remained sluggish in May 2007 as the inventory of unsold homes was up in 18 major metropolitan areas and new housing starts continued to decline. Better than expected job growth maintained the national unemployment rate at

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II.2

4.5% for May. Manufacturing activity picked up in June, while the housing market continued to struggle as the inventory of homes for sale continued to rise in June. New and existing home sales both declined in June. Solid job growth for June held the national unemployment rate at 4.5% and GDP grew at a stronger than expected 4.0% annualized rate during the second quarter.

Retail sales were up modestly in July 2007, while the unemployment rate for July increased to 4.6% on slower job growth. Industrial output showed a stronger than expected increase in July, while the housing market continued to struggle. New home construction fell in July to its lowest level in a decade and existing home sales dropped for a fifth straight month in July. Home prices also fell in July for a record 12th consecutive month, with the drop in prices accelerating amid a glut of unsold homes and tighter lending standards. Consumer confidence fell in August, with the decline being attributed to softening of business and labor-market conditions. Other signs of economic weakness were reflected in the relatively modest gains posted for retail sales and industrial production in August, as well as the loss of jobs in August. The August employment report showed a reduction of 4,000 jobs, which was the first drop in four years, while the August unemployment rate held steady at 4.6%. The housing market showed further deterioration in August, as sales of existing homes tumbled and home inventories continued to rise. Lower demand for transportation goods translated into a reduction for durable-goods orders in August as well. The manufacturing and service sectors continued to expand in September, but at slower rates compared to August. Job growth rebounded in September, although the national unemployment rate edged up to 4.7%. Retailers posted weaker than expected sales in September and the housing market continued to show further deterioration. New home starts fell to their lowest level in 14 years in September, as sales of previously occupied homes dropped 19% in September. New home sales rose in September, as builders cut home prices to reduce the inventory of unsold homes. Economic weakness was also reflected by a decrease in September durable-goods orders. While most of the most economic data pointed towards a slowing economy, third quarter GDP growth came in stronger than expected at a 3.9% annualized rate.

RP® Financial, LC.	MARKET AREA
II.3

Economic data at the start of the fourth quarter of 2007 generally pointed to weaker growth. Manufacturing slowed in October and retailers posted weak October sales. Employers boosted payrolls by a surprisingly strong 166,000 jobs in October, while the October national unemployment rate held steady at 4.7%. Existing home sales declined for an eighth straight month in October, despite a sharp decline in home prices. Orders of durable-goods also declined in October. Manufacturing activity fell in November, but stayed above recession levels. The November U.S. unemployment rate remained at 4.7%, as 94,000 jobs were added in November. Housing starts fell in November to a 16-year low, but existing home sales edged up in November from October amid lower prices. Sluggish hiring in December drove the U.S. unemployment rate up to a two-year high of 5.0%. Other signs of a cooling economy at year end included a decline in December retail sales, December housing starts plunging to their slowest pace in 16 years and fourth quarter GDP growth slowing to a modest 0.6% annualized growth rate.

Signs of the economy potentially slipping into a recession continued to emerge in 2008, with January employment data showing a drop in payrolls for the first time since 2003. The January unemployment rate dipped to 4.9%, as the civilian labor force shrank slightly. January economic data also showed retailers continuing to experience a decline in sales. New home sales fell in January for a third straight month, pushing activity down to the slowest pace in nearly 13 years. Due to the ongoing housing slump, the Federal Reserve cut its economic growth forecast for 2008. Consumer confidence dropped sharply in February amid growing concerns of a forthcoming recession. Other data that indicated the economy was heading towards a recession included a decline in February manufacturing activity to a five year low, and the number of homes entering foreclosure hit a record in the fourth quarter of 2007. February employment data showed a loss of jobs, although the unemployment rate dipped to 4.8%. Falling home prices spurred an increase in February existing home sales, although new home sales continued to decline in February. The weak housing market was further evidenced by a decrease in residential construction activity during February, which pushed the mark for decreased residential construction activity to a record 24 consecutive months. Manufacturing activity edged up slightly in March 2008, although

RP® Financial, LC.	MARKET AREA
II.4

the March reading still signaled that the manufacturing sector was still in contraction. March employment data showed a third straight month of job losses, with the unemployment rate increasing from 4.8% to 5.1%. The prolonged housing slump continued into March, with sales of new homes plunging to the slowest pace in over 16 years despite sharply lower prices. Sales and prices of existing homes were also down in March. Orders for durable goods dropped for the third consecutive month in March, providing further evidence that the economy was sliding into recession. Overall, the economy expanded at a 0.6% annual rate in the first quarter.

The economy lost jobs in April 2008, which was the fourth month in a row that the labor shrank. However, employers cut far fewer jobs in April than in recent months and the unemployment rate dropped to 5.0% compared to 5.1% in March. Led by a decline in auto sales, retail sales dropped 0.2% in April which was a less significant decline than anticipated. Comparatively, the manufacturing sector struggled in April, as evidenced by a 0.7% decline in industrial output. Housing starts were higher in April compared to March, with the surprising increase supported by a sharp rise in multi-family construction.

In terms of interest rates trends over the past year, some stronger than expected economic reports pushed long-term Treasury yields higher at the start of the second quarter of 2007. The release of the March minutes of the Federal Reserve, which revealed that more rate increases may be needed to combat inflation, further contributed to the rise in interest rates. Treasury yields eased lower in mid-April on tame inflation data reflected in the March consumer price numbers. Interest rates stabilized through the balance of April and for the first half of May. The Federal Reserve left interest rates unchanged at its May meeting and gave no signs that it was moving towards an interest rate cut. Long-term Treasury yields moved higher heading into late-May, with such factors as global growth, an increase in May consumer confidence and initial jobless claims falling for a fifth straight week contributing to the upward trend in interest rates. Bond prices plunged on inflation worries during the first half of June, with the yield on the 10-year Treasury note rising to a five year high of 5.25%. Interest rates eased lower during the second half of June on mixed economic

RP® Financial, LC.	MARKET AREA
II.5

data. The Federal Reserve left rates unchanged at its late-June meeting, but softened its hawkish inflation stance. At the same time, the Federal Reserve seemed to rule out the possibility of cutting rates any time soon.

Healthy job growth reflected in the June 2007 employment report pushed Treasury yields higher at the start of the third quarter. However, Treasury bonds rallied in mid-July on news of rating down grades on bonds backed by subprime mortgages, as investors dumped junk bonds for the relative safety of Treasury bonds. The rally in long-term Treasury bonds continued into late-July, based on fears that the housing slump was spreading to the broader economy. Interest rates stabilized during the first half of August, as the Federal Reserve held rates steady as expected and core wholesale inflation showed only a modest increase in July. A half point cut in the Federal Reserve’s discount rate and increased speculation that the Federal Reserve would cut the federal funds rate in September pushed interest rates lower heading into the second half of August, with short-term Treasury yields posting their biggest decline in 19 years. The comparatively larger decline in short-term Treasury yields provided for a slightly positive slope to the yield curve in late-August. Interest rates stabilized somewhat during the first half of September, as investors awaited the outcome of the September meeting of the Federal Reserve. The Federal Reserve concluded the September meeting by cutting the federal funds rate by 0.5%, which exceeded the 0.25% rate cut most economists had expected. The rate cut provided for a steeper yield curve, as short-term Treasury yields declined and long-term Treasury yields were generally stable to slightly higher through the end of September.

Inflation jitters amid stronger than expected job growth for September pushed interest rates higher at the start of the fourth quarter of 2007. Gloomy economic data, along with consumer confidence dropping to a two-year lower, provided for a pullback in long-term Treasury yields during the second half of October. As generally expected, the Federal Reserve concluded its October meeting with a 25 basis point rate cut. The downward trend in Treasury yields continued into November, as concerns about the credit squeeze and economic downturn sent investors seeking safety in Treasury bonds. Growing credit fears pushed the yield on the 10-year Treasury bond below 4.0%

RP® Financial, LC.	MARKET AREA
II.6

in late-November and early-December, the lowest yield for 10-year Treasury bonds in more than three years. Treasury yields moved higher ahead of the December Federal Reserve meeting, amid expectations that the Federal Reserve would implement another rate cut. The yield on the 10-year Treasury note edged below 4.0% following the quarter point rate cut by the Federal Reserve, but Treasury yields quickly reversed course on renewed inflation concerns based on larger than expected increases in November producer and consumer prices. More signs of an economic slow down served to push long-term Treasury yields lower in the final weeks of 2007.

The downward trend in long-term Treasury yields continued to prevail in early 2008, as economic data generally pointed towards an economy growing weaker. Interest rates declined further on news of a surprise 0.75% rate cut by the Federal Reserve a week before its scheduled rate meeting at the end of January, with the yield on the 10-year Treasury note dipping below 3.50%. Treasury yields edged slightly higher in the week before the Federal Reserve meeting. The Federal Reserve meeting at the end of January concluded with a second rate cut over a nine day period, as the target rate was cut by 0.5% to 3.0%. Interest rates stabilized during the first half of February, with more economic data pointing towards a recession, and then edged higher going into late-February on inflation worries fueled by a 0.4% jump in January consumer prices. More signs of a softening U.S. economy and renewed worries of the deepening credit crisis highlighted by the collapse of investment banking firm Bear Stearns pushed bond yields lower at the end of February and the first half of March, with the yield on the 10-year Treasury dipping below 3.5% in mid-March. The Federal Reserve cut its target rate by 0.75% to 2.25% at its mid-March meeting, which along with renewed worries about the economy pushed Treasury yields lower heading into the second half of March. Treasury yields edged higher at the end of the first quarter and the start of the second quarter, with the 10-year Treasury yield stabilizing around 3.5%.

Interest rates were fairly stable during the first half of April 2008, as economic data pointed towards the U.S. economy going into recession. Most notably, March employment data showed job losses for a third consecutive month and April consumer confidence dropped to a new low for the fourth month in a row. Economic data showing

RP® Financial, LC.	MARKET AREA
II.7

higher wholesale and consumer prices in March, along with an unexpected drop in weekly unemployment claims in late –April, push long-term Treasury yields higher in the second half of April. At the end of April, the Federal Reserve lowered its target rate by a quarter point to 2%. The rate cut was the seventh in eight months, although the Federal Reserve signaled that it may be ready for a pause. Long-term Treasury yields stabilized during the first couple of weeks of May, as economic data provided mixed signals on the likelihood of the national economy going into recession. As of May 16 2008, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.09% and 3.85%, respectively, versus comparable year ago yields of 4.82% and 4.71%. Exhibit II-2 provides historical interest rate trends.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Home Bank (see Table 2.1). Lafayette Parish is a faster growing urban market, while Acadia Parish is a more rural market with relatively slow growth. From 2000 through 2007, Lafayette Parish’s annual population growth rate of 1.0% was above the comparable Acadia Parish growth rate of 0.3% and slightly below the U.S. growth rate of 1.2%. Louisiana’s population decreased at a 0.3% annual rate during the 2000 to 2007 period, reflecting the loss of population in the New Orleans market area following Hurricane Katrina. Comparatively, Lafayette Parish’s population growth was in part aided by the re-location of New Orleans residents to other population centers throughout the state. Growth in households mirrored the population growth rates, with the rate of household growth in Lafayette Parish outpacing Acadia Parish’s household growth rate during the 2000 to 2007 period. The primary market area is projected to experience population and household growth rates in line with recent historical trends over the next five years, while the state of Louisiana is projected to rebound from the loss of population and households that followed Hurricane Katrina.

RP® Financial, LC.	Market Area
II.8

Table 2.1

Home Bank

Summary Demographic Data

	Year				Growth Rate
	2000		2007	2012	2000-2007	2007-2012
Population (000)
United States		281,422	306,348	325,526	1.2%	1.2%
Louisiana		4,469	4,385	4,551	-0.3%	0.7%
Lafayette Parish		191	204	215	1.0%	1.0%
Acadia Parish		59	60	61	0.3%	0.3%
Households (000)
United States		105,480	115,337	122,831	1.3%	1.3%
Louisiana		1,656	1,646	1,721	-0.1%	0.9%
Lafayette Parish		72	79	84	1.3%	1.2%
Acadia Parish		21	22	23	0.6%	0.5%
Median Household Income ($)
United States		$42,164	$53,154	$62,503	3.4%	3.3%
Louisiana		32,809	37,186	40,783	1.8%	1.9%
Lafayette Parish		36,559	41,226	45,002	1.7%	1.8%
Acadia Parish		26,668	29,915	32,391	1.7%	1.6%
Per Capita Income ($)
United States		$21,587	$27,916	$33,873	3.7%	3.9%
Louisiana		16,912	19,796	22,435	2.3%	2.5%
Lafayette Parish		19,371	22,707	26,064	2.3%	2.8%
Acadia Parish		13,424	15,730	17,578	2.3%	2.2%

2007 HH Income Dist. (%)	$	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 to 150,000	$150,000 +

United States		21.9	25.0	32.3	12.3	8.4
Louisiana		34.5	28.1	26.2	7.6	3.6
Lafayette Parish		30.9	27.4	27.6	9.4	4.7
Acadia Parish		43.1	28.2	22.2	4.2	2.3

Sources: SNL and ESRI.

RP® Financial, LC.	MARKET AREA
II.9

Income levels in the market area tend to reflect the nature of the markets served, with higher income levels maintained in the faster growing Lafayette Parish market. Median household income and per capita income for Lafayette Parish also exceeded the comparable Louisiana measures, while Acadia Parish’s income measures were below the Louisiana measures, reflecting the more rural characteristics of Acadia Parish. Comparatively, the income measures for both Lafayette Parish and Acadia Parish were lower than the U.S. measures, which is indicative of the relatively low cost of living in the region. The relative affluence of Lafayette Parish market is supported by a higher level of economic activity, as Lafayette Parish serves as the economic hub of the eight parish area known as Acadiana. Household income distribution measures further underscore the greater affluence of the Lafayette Parish market.

Local Economy

The primary market area served by Home Bank has a fairly diversified local economy, although the overall health of the regional economy remains somewhat dependent on the strength of the oil sector and oil related business. Accordingly, the regional economy has benefited from the strong market for oil in recent years. Employment in services, wholesale/retail trade and government constitute the basis of the local economy, with oil related jobs serving as the primary source of manufacturing employment in the regional economy. Acadia Parish has the highest percentage of employment in government, owing specifically to the large amount of local government employees, while Lafayette Parish has the highest percentage of employment in services, compared to Acadia Parish, as well as the state of Louisiana. The majority of the services in Lafayette Parish are health care related services provided in Lafayette, which has become a regional hub for health care for area parishes. Table 2.2 shows employment by employment sector for Lafayette and Acadia Parishes, as well as for the state of Louisiana.

RP® Financial, LC.	MARKET AREA
II.10

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sectors	Louisiana	Lafayette	Acadia	Avg(2)
Services	38.7%	41.9%	34.8%	38.4%
Government	16.6	9.2	14.6	11.9
Wholesale/Ret. Trade	14.2	15.7	15.0	15.4
Construction	7.1	5.3	8.6	7.0
Fin. Ins. Real Estate	7.0	7.8	8.7	8.3
Manufacturing	6.4	4.9	6.0	5.5
Transportation/Utility	4.1	3.0	3.8	3.4
Mining	2.1	9.3	2.9	6.1
Farming	1.4	0.5	3.9	2.2
Other	2.4	2.4	1.7	1.8

Total	100.0%	100.0%	100.0%	100.0%

(1)	As of 2005

(2)	Averages based on Lafayette Parish and Acadia Parish.

Source: REIS DataSource.

Unemployment Trends

Comparative unemployment rates for Lafayette and Acadia Parishes, as well as for the U.S. and Louisiana, are shown in Table 2.2. March 2008 unemployment rates for Lafayette Parish and Acadia Parish equaled 3.1% and 4.0%, respectively, versus a U.S. unemployment rate of 5.2% and a Louisiana unemployment rate of 4.3%. Unemployment rates for Lafayette and Acadia Parishes were higher in March 2008 compared to a year ago, which was consistent with the state and national trends.

Table 2.3

Home Bank

Unemployment Trends (1)

Region	March 2007 Unemployment	March 2008 Unemployment
United States	4.5%	5.2%
Louisiana	3.5	4.3
Lafayette Parish	2.5	3.1
Acadia Parish	3.2	4.0

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	MARKET AREA
II.11

Market Area Deposit Characteristics and Competition

The Bank’s retail deposit base is closely tied to the economic fortunes of south central Louisiana and, in particular, the markets that are nearby to one of Home Bank’s office locations. Table 2.4 displays deposit market trends from June 30, 2004 through June 30, 2007 for the branches that were maintained by the Bank during that period. Additional data is also presented for the state of Louisiana. The data indicates that Lafayette Parish’s larger population base translated into a significantly higher balance of total bank and thrift deposits compared to Acadia Parish, as well as a stronger deposit growth rate during the three year period covered in Table 2.4. Consistent with the state of Louisiana, commercial banks maintained a larger market share of deposits than savings institutions in both primary market area parishes. For the three year period covered in Table 2.4, deposit market share for savings institutions increased slightly in Lafayette Parish and decreased slightly in Acadia Parish.

Home Bank maintains its largest balance and largest market share of deposits in Lafayette Parish. The Bank’s $312.2 million of deposits at the Lafayette Parish branches represented an 8.4% market share of thrift and bank deposits at June 30, 2007. Comparatively, the Acadia Parish branch had total deposits of $26.9 million at June 30, 2007, which represented a 4.1% market share of the Acadia Parish bank and thrift deposits. During the three year period covered in Table 2.4, Home Bank gained deposit market share in both parishes. Home Bank’s entrance into Acadia Parish’s deposit market was realized through the merger of Crowley Building in 2006, which maintained its sole office facility in Acadia Parish.

Home Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies and independent mortgage brokers for mortgage loan market share. Table 2.5 lists the largest competitors in Lafayette and Acadia Parishes, based on deposit market share as noted parenthetically. As of June 30, 2007, Home Bank’s deposit market share of 8.4% for

RP® Financial, LC.	Market Area
II.12

Table 2.4

Home Bank

Deposit Summary

	As of June 30,
	2004			2007			Deposit Growth Rate 2004-2007
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)
State of Louisiana	$55,171,416	100.0%	1,525	$72,979,532	100.0%	1,606	9.8%
Commercial Banks	51,621,084	93.6%	1,416	68,924,006	94.4%	1,489	10.1%
Savings Institutions	3,550,332	6.4%	109	4,055,526	5.6%	117	4.5%
Lafayette Parish	$2,780,545	100.0%	82	$3,702,385	100.0%	95	10.0%
Commercial Banks	2,461,305	88.5%	72	3,256,568	88.0%	84	9.8%
Savings Institutions	319,240	11.5%	10	445,817	12.0%	11	11.8%
Home Bank	228,124	8.2%	7	312,206	8.4%	8	11.0%
Acadia Parish	$639,647	100.0%	20	$660,170	100.0%	21	1.1%
Commercial Banks	562,738	88.0%	18	595,021	90.1%	19	1.9%
Savings Institutions	76,909	12.0%	2	65,149	9.9%	2	-5.4%
Home Bank	—	0.0%	—	26,922	4.1%	1	NA

Source: FDIC

RP® Financial, LC.	MARKET AREA
II.13

Lafayette Parish represented the fourth largest market share of deposits in Lafayette Parish and deposit market share of 4.1% for Acadia Parish represented the ninth largest market share of deposits in Acadia Parish.

Table 2.5

Home Bank

Market Area Deposit Competitors

Location	Name
Lafayette Parish	Iberiabank (24.5%)
JPMorgan Chase Bank (23.1%)
Capital One, NA (10.6%)
Home Bank (8.4%) - Rank of 4

Acadia Parish	Bank of Commerce & Trust (31.9%)
First NB of Louisiana (14.2%)
Evangeline Bank & Trust (10.9%)
Home Bank (4.1%) - Rank of 9

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Home Bank’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Home Bank is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Home Bank, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

are approximately 163 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Home Bank will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Home Bank. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Louisiana institutions with assets between $150 million and $1.250 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings. Three companies met the criteria for Screen #1 and two were included in the Peer Group: GS Financial Corp. and Teche Holding Corp. Louisiana Bancorp was third company that met the criteria, but was excluded as the result of completing its conversion less than one year ago.

•

Screen #2 Southeast institutions, except for Louisiana institutions, with assets between $300 million and $1.250 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings. Three companies met the criteria for Screen #2 and all three were included in the Peer Group: Community Financial Corp. of Virginia, First Fed Bancshares of Arkansas and Jefferson Bancshares Inc. of Tennessee. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southeast thrifts.

•

Screen #3 Midwest institutions with assets between $300 million and $1.250 billion, tangible equity-to-assets ratios of greater than 7.5% and return on average assets of at least 0.50%. Five companies met the criteria for Screen #3 and all five were included in the Peer Group: CFS Bancorp, Inc. of Indiana, First Capital, Inc. of Indiana, First Clover Leaf Financial Corp. of Illinois, HMN Financial, Inc. of Minnesota and Liberty Bancorp, Inc. of Missouri. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Home

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

May 16, 2008(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
CITZ	CFS Bancorp, Inc. of Munster IN	NASDAQ	Munster, IN	Thrift	$1,194	M	21	12-31	07/98	$14.59	$156
HMNF	HMN Financial, Inc. of MN	NASDAQ	Rochester, MN	Thrift	$1,105	M	15	12-31	06/94	$18.26	$76
FFBH	First Federal Bancshares of AR	NASDAQ	Harrison, AR	Thrift	$829	M	18	12-31	05/96	$12.22	$59
TSH	Teche Holding Corp. of N. Iberia LA	AMEX	New Iberia, LA	Thrift	$735	D	20	09-30	04/95	$35.75	$76
CFFC	Community Financial Corp. of VA	NASDAQ	Staunton, VA	Thrift	$491	D	10	03-31	03/88	$8.46	$37
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$456	M	12	12-31	01/99	$14.15	$40
FCLF	First Clover Leaf Fin. Corp. of IL	NASDAQ	Edwardsville, IL	Thrift	$410	M	4	12-31	07/06	$9.00	$74
LBCP	Liberty Bancorp, Inc. of MO	NASDAQ	Liberty, MO	Thrift	$339	D	6	09-30	07/06	$10.20	$45
JFBI	Jefferson Bancshares Inc. of TN	NASDAQ	Morristown, TN	Thrift	$334	M	5	06-30	07/03	$9.87	$61
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	$201	M	5	12-31	04/97	$17.88	$23

NOTES:	(1) Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).

(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

(3)	BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

Bank, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Home Bank’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key comparable characteristics of each of the Peer Group companies relative to Home Bank’s characteristics is detailed below.

•

CFS Bancorp, Inc. of Indiana. Selected due to comparable interest-earning asset composition, comparable interest-bearing funding composition, relatively high level of operating expenses and lending diversification emphasis on commercial real estate loans.

•

Community Financial Corp. of Virginia. Selected due to comparable asset size, comparable size of branch network, comparable return on average assets, similar earnings contribution from non-interest operating income, similar degree of lending diversification into commercial real estate loans and favorable credit quality measures.

•

First Capital, Inc. of Indiana. Selected due to comparable asset size, comparable size of branch network, comparable interest-earning asset composition, comparable return on average assets, similar earnings contribution from non-interest operating income, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and lending diversification emphasis on commercial real estate loans.

•

First Clover Leaf Financial Corp. of Illinois. Selected due to comparable asset size, relatively high equity-to-assets ratio, comparable interest-earning asset composition, similar concentration of 1-4 family loans comprising total assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•

First Fed Bancshares of Arkansas. Selected due to comparable interest-earning asset composition, comparable interest-bearing funding composition, relatively high level of operating expenses, comparable concentration of 1-4 family loans comprising total assets and similar degree of lending diversification into commercial real estate loans.

•

GS Financial Corp. of Louisiana. Selected due to New Orleans market area, relatively high equity-to-assets ratio, relatively high level of operating expenses, similar concentration of 1-4 family loans comprising total assets and lending diversification emphasis on commercial real estate loans.

•	HMN Financial, Inc. of MN. Selected due to comparable interest-earning asset composition, comparable interest-bearing funding composition, comparable net

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

interest margin, similar earnings contribution from non-interest operating income and similar degree of lending diversification into commercial real estate loans.

•

Jefferson Bancshares Inc. of Tennessee. Selected due to relatively high equity-to-assets ratio, relatively strong net interest margin, relatively high level of operating expenses, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•

Liberty Bancorp, Inc. of Missouri. Selected due to comparable interest-earning asset composition, relatively high equity-to-assets ratio and lending diversification emphasis on commercial real estate loans.

•

Teche Holding Corp. of Louisiana. Selected due to south central Louisiana market area, comparable interest-earning asset composition, comparable interest-bearing funding composition, relatively strong net interest margin, relatively high level of operating expenses, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

In aggregate, the Peer Group companies maintained a comparable level of capital as the industry average (12.68% of assets versus 12.17% for all public companies), generated higher earnings as a percent of average assets (0.64% ROAA versus 0.34% for all public companies), and earned a higher ROE (5.94% ROE versus 2.66% for all public companies). Overall, the Peer Group’s average P/B ratio and average P/E multiple were below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,289		$609
Market capitalization ($Mil)	$339		$65
Equity/assets (%)	12.17%		12.68%
Return on average assets (%)	0.34		0.64
Return on average equity (%)	2.66		5.94
Pricing Ratios (Averages)(1)
Price/earnings (x)	20.47	x	18.40	x
Price/book (%)	108.34%		91.40%
Price/assets (%)	13.77		11.47

(1)	Based on market prices as of May 16, 2008.

Ideally, the Peer Group companies would be comparable to Home Bank in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Home Bank, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Home Bank and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of March 31, 2008, unless indicated otherwise for the Peer Group companies. Home Bank’s equity-to-assets ratio of 11.9% was slightly below the Peer Group’s average net worth ratio of 12.7%. However, the Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity-to-assets ratio that will exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 11.9% and 12.2%, respectively. The increase in Home Bank’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both Home Bank’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Bank’s ratios currently exceeding the Peer Group’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will become more significant.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Home Bank and the Peer Group. The Bank’s loans-to-assets ratio of 71.5% was slightly below the comparable Peer Group ratio of 74.6%. Comparatively, the Bank’s cash and investments-to-assets ratio of 23.8% was slightly above the comparable ratio for the Peer Group of 19.5%. Overall, Home Bank’s interest-earning assets amounted to 95.3% of assets, which exceeded the comparable Peer Group ratio of 94.1%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2008

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref.Stock
Home Bank
March 31, 2008		3.1%	20.7%	71.5%	81.9%	5.4%	0.0%	11.9%	0.0%	11.9%	0.0%
All Public Companies
Averages		4.2%	20.2%	69.9%	66.7%	19.3%	0.6%	12.2%	1.0%	11.2%	0.0%
Medians		2.9%	17.6%	71.5%	67.3%	18.1%	0.0%	10.3%	0.1%	9.1%	0.0%
State of LA
Averages		4.4%	32.0%	59.4%	64.5%	16.4%	0.0%	18.2%	0.2%	18.0%	0.0%
Medians		4.5%	24.7%	64.7%	66.5%	16.6%	0.0%	14.0%	0.0%	14.0%	0.0%
Comparable Group
Averages		4.5%	15.0%	74.6%	72.6%	13.8%	0.1%	12.7%	0.5%	12.2%	0.0%
Medians		5.1%	14.9%	73.3%	71.7%	13.8%	0.0%	10.6%	0.1%	10.0%	0.0%
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	7.3%	23.1%	63.4%	73.7%	13.7%	0.0%	11.0%	0.1%	10.9%	0.0%
CFFC	Community Financial Corp. of VA(1)	1.0%	7.6%	87.3%	69.7%	21.7%	0.0%	7.8%	0.0%	7.8%	0.0%
FCAP	First Capital, Inc. of IN	5.5%	16.7%	72.1%	72.9%	16.2%	0.0%	10.3%	1.2%	9.0%	0.0%
FCLF	First Clover Leaf Fin. Corp. of IL	6.4%	13.7%	74.5%	68.1%	9.4%	0.9%	20.7%	2.6%	18.0%	0.0%
FFBH	First Federal Bancshares of AR	6.1%	15.1%	70.6%	79.2%	10.6%	0.0%	8.9%	0.0%	8.9%	0.0%
GSLA	GS Financial Corp. of LA	5.7%	24.7%	64.7%	66.5%	18.7%	0.0%	14.0%	0.0%	14.0%	0.0%
HMNF	HMN Financial, Inc. of MN	2.5%	14.8%	79.7%	80.8%	8.8%	0.0%	9.0%	0.3%	8.7%	0.0%
JFBI	Jefferson Bancshares Inc. of TN	4.7%	3.3%	84.7%	68.1%	9.9%	0.0%	21.7%	0.0%	21.7%	0.0%
LBCP	Liberty Bancorp, Inc. of MO(1)	3.2%	19.8%	69.9%	70.5%	14.9%	0.0%	14.1%	0.0%	14.1%	0.0%
TSH	Teche Holding Corp. of N. Iberia LA(1)	2.9%	11.7%	78.8%	75.9%	13.9%	0.0%	9.3%	0.5%	8.8%	0.0%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Home Bank
March 31, 2008		5.86%	-1.73%	6.90%	1.36%	221.19%	9.51%	9.51%	11.75%	11.75%	20.36%
All Public Companies
Averages		8.30%	0.98%	8.85%	3.50%	14.66%	-2.41%	-3.05%	10.54%	10.49%	17.17%
Medians		5.55%	0.95%	7.93%	2.41%	10.86%	-0.67%	-0.89%	8.68%	8.66%	13.95%
State of LA
Averages		12.40%	0.65%	15.85%	-8.93%	63.57%	4.96%	5.22%	21.90%	21.90%	55.29%
Medians		12.46%	-3.73%	9.43%	2.32%	63.57%	4.96%	5.23%	21.90%	21.90%	55.29%
Comparable Group
Averages		5.45%	-5.12%	8.93%	4.73%	7.61%	0.55%	0.67%	11.21%	11.21%	16.08%
Medians		3.54%	-7.96%	9.77%	3.18%	1.53%	0.41%	0.44%	9.38%	9.38%	13.63%
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	-3.50%	-1.85%	-4.50%	-1.66%	-17.54%	1.06%	1.12%	10.11%	10.11%	14.06%
CFFC	Community Financial Corp. of VA(1)	9.15%	-13.54%	11.61%	6.23%	22.41%	-0.24%	-0.24%	7.80%	7.80%	9.97%
FCAP	First Capital, Inc. of IN	1.14%	0.84%	-0.21%	0.61%	1.53%	5.27%	6.24%	8.40%	8.40%	13.20%
FCLF	First Clover Leaf Fin. Corp. of IL	8.57%	-22.97%	22.25%	14.87%	8.41%	-9.25%	-9.90%	17.30%	17.30%	23.00%
FFBH	First Federal Bancshares of AR	-0.68%	61.50%	-12.71%	0.39%	-14.55%	-0.35%	-0.35%	8.65%	8.65%	13.00%
GSLA	GS Financial Corp. of LA	18.92%	-3.73%	33.16%	6.90%	NM	3.34%	3.34%	13.72%	13.72%	24.78%
HMNF	HMN Financial, Inc. of MN	-1.10%	-32.96%	10.12%	2.41%	-30.80%	4.83%	5.12%	8.22%	8.22%	11.49%
JFBI	Jefferson Bancshares Inc. of TN	1.26%	-28.99%	5.66%	3.94%	-9.09%	-1.65%	-1.65%	19.50%	19.50%	24.40%
LBCP	Liberty Bancorp, Inc. of MO(1)	14.91%	2.69%	14.47%	11.31%	78.66%	-4.09%	-4.09%	11.09%	11.09%	14.78%
TSH	Teche Holding Corp. of N. Iberia LA(1)	5.81%	-12.18%	9.43%	2.32%	29.46%	6.58%	7.11%	7.33%	7.33%	12.10%

(1)	Financial information is for the quarter ending December 31, 2007.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Home Bank’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 81.9% of assets, which was above the Peer Group’s ratio of 72.6%. Comparatively, the Peer Group maintained a higher level of borrowings than the Bank, as indicated by borrowings-to-assets ratios of 13.9% and 5.4% for the Peer Group and Home Bank, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 87.3% and 86.5%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will be less than the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is similar to the Peer Group’s ratio, based on IEA/IBL ratios of 109.2% and 108.8%, respectively. The additional capital realized from stock proceeds should serve to provide Home Bank with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Home Bank’s growth rates are based on annualized growth from December 31, 2006 through March 31, 2008, while the Peer Group’s growth rates are based on annual growth rates for the twelve months ended March 31, 2008 or the most recent period available. Home Bank recorded asset growth of 5.9%, which was just slightly above the Peer Group’s asset growth rate of 5.5%. Asset growth for Home Bank was largely sustained through a 6.9% increase in loans, which was in part funded with a 1.7% reduction in cash and investments. Asset growth for the Peer Group was sustained by an 8.9% increase in loans, which was in part funded by a 5.1% reduction in cash and investments.

Asset growth for Home Bank was funded with a combination of deposits and borrowings, with the increase in borrowings added to a relatively low level of existing borrowings translating in a significantly higher growth rate of 221.2% compared to deposit growth of 1.4%. The Peer Group posted a higher deposit growth rate of 4.7%,

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

which was supplemented with a 7.6% increase in borrowings. The Bank’s capital growth rate equaled 9.5%, versus a 0.6% increase in capital for the Peer Group. The Bank’s higher capital growth rate was supported by retention of all of its earnings and earning a higher return on average assets with a comparable level of capital as maintained by the Peer Group. Comparatively, the Peer Group’s capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds will likely depress the Bank’s capital growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2008, unless otherwise indicated for the Peer Group companies. Home Bank and the Peer Group reported net income to average assets ratios of 0.81% and 0.64%, respectively. A higher level of net interest income and a lower level of loan loss provisions largely accounted for the Bank’s higher return. The Peer Group’s earnings reflected a comparative advantage with respect to maintaining a lower level of operating expenses.

The Bank’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Peer Group’s higher interest income ratio. The Bank’s lower interest expense ratio was realized through maintaining a lower cost of funds (2.80% versus 3.74% for the Peer Group), which was supported by the Bank’s more favorable funding composition in terms of maintaining a higher concentration of deposits, particularly lower costing core deposits, and a lower concentration of borrowings relative to the Peer Group’s measures. The Peer Group maintained a slightly higher interest income ratio than the Bank, which was supported by the Peer Group’s higher concentration of interest-earning assets maintained in loans that provided for a higher overall yield earned on interest-earning assets (6.64% versus

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2008

			Net Interest Income					Other Income
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income
Home Bank
March 31, 2008		0.81%	6.08%	2.42%	3.65%	0.08%	3.58%	0.00%	0.00%	0.73%	0.73%
All Public Companies
Averages		0.35%	5.82%	3.15%	2.68%	0.28%	2.39%	0.03%	-0.01%	0.44%	0.45%
Medians		0.44%	5.76%	3.15%	2.69%	0.11%	2.47%	0.00%	0.00%	0.50%	0.51%
State of LA
Averages		0.80%	5.93%	2.70%	3.24%	-0.06%	3.29%	0.01%	-0.01%	0.80%	0.80%
Medians		0.94%	6.14%	2.84%	3.22%	-0.10%	3.29%	0.00%	0.00%	0.17%	0.17%
Comparable Group
Averages		0.64%	6.27%	3.21%	3.06%	0.17%	2.89%	0.03%	-0.03%	0.73%	0.74%
Medians		0.64%	6.27%	3.18%	3.09%	0.12%	2.91%	0.01%	0.00%	0.60%	0.62%
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	0.67%	5.87%	3.00%	2.87%	0.24%	2.63%	0.03%	0.00%	0.88%	0.91%
CFFC	Community Financial Corp. of VA(1)(3)	0.76%	6.62%	3.63%	2.99%	0.08%	2.91%	0.14%	0.00%	0.61%	0.75%
FCAP	First Capital, Inc. of IN	0.79%	5.99%	2.97%	3.02%	0.12%	2.90%	0.00%	0.00%	0.70%	0.70%
FCLF	First Clover Leaf Fin. Corp. of IL	0.59%	5.81%	3.16%	2.65%	0.12%	2.53%	0.00%	0.00%	0.11%	0.11%
FFBH	First Federal Bancshares of AR	0.44%	5.98%	3.38%	2.60%	0.44%	2.16%	0.00%	-0.16%	1.35%	1.19%
GSLA	GS Financial Corp. of LA	0.38%	6.41%	3.19%	3.22%	-0.17%	3.39%	0.00%	0.00%	0.13%	0.13%
HMNF	HMN Financial, Inc. of MN	0.85%	6.86%	3.51%	3.35%	0.45%	2.90%	0.00%	0.00%	0.54%	0.55%
JFBI	Jefferson Bancshares Inc. of TN	0.40%	6.39%	2.91%	3.48%	0.11%	3.37%	0.11%	0.02%	0.27%	0.40%
LBCP	Liberty Bancorp, Inc. of MO(1)	0.60%	6.63%	3.48%	3.15%	0.24%	2.92%	0.03%	-0.10%	0.60%	0.53%
TSH	Teche Holding Corp. of N. Iberia LA(1)	0.94%	6.14%	2.84%	3.30%	0.10%	3.20%	0.03%	-0.02%	2.10%	2.11%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Home Bank
March 31, 2008		3.24%	0.00%	0.07%	0.00%	6.39%	2.80%	3.59%	$3,007	29.51%
All Public Companies
Averages		2.54%	0.05%	0.24%	0.00%	6.19%	3.66%	2.53%	$5,918	32.32%
Medians		2.52%	0.00%	0.01%	0.00%	6.08%	3.66%	2.53%	$5,028	32.77%
State of LA
Averages		2.97%	0.00%	0.06%	0.00%	6.21%	3.28%	2.93%	$3,964	33.05%
Medians		3.07%	0.00%	0.02%	0.00%	6.56%	3.16%	2.95%	$4,359	32.27%
Comparable Group
Averages		2.70%	0.02%	0.04%	0.00%	6.64%	3.74%	2.90%	$4,168	32.51%
Medians		2.68%	0.00%	0.04%	0.00%	6.65%	3.77%	2.93%	$3,941	32.27%
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	2.70%	0.01%	0.05%	0.00%	6.26%	3.43%	2.83%	$3,941	23.61%
CFFC	Community Financial Corp. of VA(1)(3)	2.55%	0.00%	0.00%	0.00%	6.90%	3.98%	2.92%	NM	NM
FCAP	First Capital, Inc. of IN	2.52%	0.02%	0.09%	0.00%	6.33%	3.33%	3.01%	$3,302	31.57%
FCLF	First Clover Leaf Fin. Corp. of IL	1.60%	0.13%	0.01%	0.00%	6.16%	4.15%	2.01%	$7,329	38.32%
FFBH	First Federal Bancshares of AR	2.99%	0.00%	-0.06%	0.00%	6.47%	3.75%	2.72%	$2,727	5.46%
GSLA	GS Financial Corp. of LA	3.07%	0.00%	0.16%	0.00%	6.74%	3.80%	2.95%	$4,359	36.47%
HMNF	HMN Financial, Inc. of MN	2.14%	0.01%	0.08%	0.00%	7.07%	3.90%	3.17%	$5,442	38.81%
JFBI	Jefferson Bancshares Inc. of TN	2.88%	0.00%	0.00%	0.00%	6.90%	3.74%	3.16%	$3,591	54.97%
LBCP	Liberty Bancorp, Inc. of MO(1)	2.65%	0.00%	0.08%	0.00%	7.02%	4.15%	2.86%	$4,136	31.10%
TSH	Teche Holding Corp. of N. Iberia LA(1)	3.92%	0.01%	0.02%	0.00%	6.56%	3.16%	3.40%	$2,684	32.27%

(1)	Financial information is for the quarter ending December 31, 2007.

(3)	Income and expense information has been annualized from available financial information.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

6.39% for the Bank). Overall, Home Bank and the Peer Group reported net interest income to average assets ratios of 3.65% and 3.06%, respectively.

In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 3.24% and 2.72%, respectively. Consistent with the Bank’s higher operating expense ratio, Home Bank maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $3.0 million for the Bank, versus a comparable measure of $4.2 million for the Peer Group. The Bank’s comparatively larger employee base relative to its asset size was viewed to be in part attributable to the Bank’s higher concentration of deposits funding assets, which included a relatively high level of more service intensive transaction account deposits. Operating expenses for the Bank also reflect an additional compensation expense associated with salary continuation agreements entered into with certain executive officers of Bank during 2007 and funding a higher than normal amount of charitable contributions in 2007. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Home Bank’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were fairly comparable to the Peer Group’s. Expense coverage ratios posted by Home Bank and the Peer Group both equaled 1.13x.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Sources of non-interest operating income provided a fairly similar contribution to the Bank’s and the Peer Group’s earnings. Non-interest operating income equaled 0.73% and 0.74% of Home Bank’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Home Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 74.0% approximated the Peer Group’s efficiency ratio of 71.1%.

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.08% and 0.17% of average assets, respectively. The relatively minor impact of loan loss provisions on the Bank’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage based lenders, were indicative of their generally favorable credit quality measures and low risk lending strategies.

Net gains realized from the sale of assets had a comparable impact on the Bank’s and the Peer Group’s earnings, as the Bank and the Peer Group reported net gains equal to 0.07% and 0.04% of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which has consistently been the major source of the Bank’s gains, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Taxes had a slightly smaller impact on the Peer Group’s earnings, as the Bank and the Peer Group posted effective tax rates of 29.51% and 32.51%, respectively. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (45.3% of assets versus 33.6% for the Peer Group). The Bank’s higher ratio was primarily attributable to maintaining a higher concentration of mortgage-backed securities, while the Bank also maintained a slightly higher concentration of 1-4 family loans than the Peer Group. Loans serviced for others equaled 7.5% and 9.0% of the Bank’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of loan servicing income on the Peer Group’s earnings. The Bank and the Peer Group maintained modest balances of servicing intangibles.

Diversification into higher risk and higher yielding types of lending was slightly less for the Bank in comparison to the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (18.3% of assets), followed by consumer loans (8.5% of assets) and commercial business loans (8.1% of assets). The Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (21.2% of assets), followed by construction/land loans (13.4% of assets) and commercial business loans (7.2% of assets). Lending diversification for the Bank also included construction/land loans (6.2% of assets), while the balance of the Peer Group’s loan portfolio composition consisted of consumer loans (3.0% of assets). The Peer Group’s higher concentration of assets in loans and greater diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio for the Peer Group (72.15% versus 59.90% for the Bank).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2008

		Portfolio Composition as a Percent of Assets						RWA/ Assets	Serviced For Others	Servicing Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Home Bank		14.74%	30.54%	6.23%	18.31%	8.11%	8.53%	59.90%	$32,115	$28
Comparable Group
Averages		3.99%	29.63%	13.41%	21.21%	7.23%	3.04%	72.15%	$54,662	$201
Medians		3.51%	29.85%	12.77%	22.97%	5.57%	1.72%	74.32%	$13,540	$41
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	5.84%	24.09%	10.80%	26.20%	5.11%	0.13%	76.35%	$33,660	$91
CFFC	Community Financial Corp. of VA(1)	0.00%	31.46%	14.74%	22.61%	7.83%	11.29%	84.47%	$6,390	$0
FCAP	First Capital, Inc. of IN	5.35%	42.55%	6.50%	13.70%	6.02%	5.03%	64.09%	$550	$3
FCLF	First Clover Leaf Fin. Corp. of IL	1.62%	31.69%	4.36%	24.72%	7.70%	0.68%	72.29%	$38,010	$404
FFBH	First Federal Bancshares of AR	0.00%	31.88%	18.99%	16.31%	2.66%	2.87%	68.63%	$27,840	$0
GSLA	GS Financial Corp. of LA	11.72%	28.24%	6.02%	23.75%	1.81%	0.49%	51.48%	$13,080	$160
HMNF	HMN Financial, Inc. of MN	1.67%	20.55%	19.25%	18.57%	20.14%	0.82%	77.69%	$400,670	$1,270
JFBI	Jefferson Bancshares Inc. of TN	0.00%	21.82%	18.19%	29.52%	13.76%	2.61%	81.65%	$4,310	$0
LBCP	Liberty Bancorp, Inc. of MO(1)	5.38%	14.83%	27.21%	23.33%	4.65%	0.41%	79.03%	$8,110	$0
TSH	Teche Holding Corp. of N. Iberia LA(1)	8.35%	49.19%	8.06%	13.44%	2.65%	6.08%	65.83%	$14,000	$79

(1)	Financial information is for the quarter ending December 31, 2007.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Home Bank’s interest rate risk characteristics were considered to be fairly similar to the Peer Group’s. Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio approximated the comparable Peer Group ratios, thereby implying a similar dependence on the yield-cost spread to sustain the net interest margin for the Bank and the Peer Group. At the same time, the Bank’s lower level of non-interest earning assets represented a slight advantage for the Bank with respect to managing interest rate risk. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Home Bank and the Peer Group. In general, the relative fluctuations in the Bank’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Home Bank and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Home Bank’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be less significant than Peer Group’s. As shown in Table 3.6, the Bank’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.33% and 0.44%, respectively, versus comparable measures of 1.79% and

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III.16

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2008 or Most Recent Date Available

		Balance Sheet Measures
		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
Institution					3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Home Bank		11.9%	109.2%	4.7%	-16	4	4	5	-8	2
All Public Companies		11.1%	109.4%	5.7%	-1	-2	-1	2	0	-7
State of LA		18.0%	120.4%	4.3%	-20	7	32	1	-3	-17
Comparable Group
Averages		12.2%	109.2%	5.8%	-2	-5	-8	1	-5	-5
Medians		10.0%	107.8%	5.9%	3	0	-5	3	-1	-5
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	10.9%	107.4%	6.2%	3	1	5	10	20	11
CFFC	Community Financial Corp. of VA(1)	7.8%	104.9%	4.2%	NA	-18	-1	NA	NA	-6
FCAP	First Capital, Inc. of IN	9.0%	105.9%	5.6%	10	2	0	7	3	-1
FCLF	First Clover Leaf Fin. Corp. of IL	18.0%	120.5%	5.5%	12	-22	-9	14	-23	-7
FFBH	First Federal Bancshares of AR	8.9%	102.2%	8.2%	9	-21	-30	2	0	-4
GSLA	GS Financial Corp. of LA	14.0%	111.7%	4.8%	-28	10	-3	3	-5	-27
HMNF	HMN Financial, Inc. of MN	8.7%	108.2%	3.0%	-14	-18	-6	-22	-26	8
JFBI	Jefferson Bancshares Inc. of TN	21.7%	118.8%	7.3%	-5	4	-9	9	4	8
LBCP	Liberty Bancorp, Inc. of MO(1)	14.1%	108.7%	7.1%	NA	-1	-23	-8	-16	-24
TSH	Teche Holding Corp. of N. Iberia LA(1)	8.8%	103.9%	6.6%	NA	10	2	-2	-1	-7

(1)	Financial information is for the quarter ending December 31, 2007.

NA = Change is greater than 100 basis points during the quarter.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

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III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2008 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Home Bank		0.01%	0.33%	0.44%	0.75%	170.70%	163.38%	$97	0.03%
All Public Companies
Averages		0.16%	1.25%	1.28%	1.00%	177.33%	139.95%	$486	0.13%
Medians		0.04%	0.60%	0.66%	0.88%	128.21%	90.77%	$114	0.04%
State of LA
Averages		0.06%	0.86%	1.33%	1.79%	383.86%	382.46%	$21	0.01%
Medians		0.04%	0.86%	1.33%	1.93%	383.86%	382.46%	$0	0.00%
Comparable Group
Averages		0.33%	1.79%	1.91%	1.10%	123.43%	77.91%	$200	0.15%
Medians		0.15%	1.52%	1.34%	0.97%	82.86%	60.58%	$163	0.13%
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	0.09%	2.62%	3.95%	1.09%	27.59%	26.67%	$421	0.21%
CFFC	Community Financial Corp. of VA(1)	0.07%	0.62%	0.62%	0.73%	117.56%	104.58%	$144	0.14%
FCAP	First Capital, Inc. of IN	0.25%	1.41%	1.33%	0.69%	51.82%	35.39%	$182	0.22%
FCLF	First Clover Leaf Fin. Corp. of IL	0.00%	0.69%	0.89%	0.66%	74.64%	71.88%	$29	0.04%
FFBH	First Federal Bancshares of AR	1.36%	5.54%	5.39%	1.03%	19.18%	13.29%	$583	0.39%
GSLA	GS Financial Corp. of LA	0.04%	1.62%	2.37%	2.54%	107.05%	104.25%	$0	0.00%
HMNF	HMN Financial, Inc. of MN	0.38%	2.56%	2.68%	1.55%	57.98%	49.28%	$85	0.04%
JFBI	Jefferson Bancshares Inc. of TN	0.13%	0.25%	0.14%	0.63%	467.62%	218.52%	$265	0.37%
LBCP	Liberty Bancorp, Inc. of MO(1)	0.77%	1.95%	1.34%	1.22%	91.07%	44.07%	$275	0.12%
TSH	Teche Holding Corp. of N. Iberia LA(1)	0.16%	0.64%	0.41%	0.90%	219.76%	111.20%	$12	0.01%

(1)	Financial information is for the quarter ending December 31, 2007.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

1.91% for the Peer Group. The Bank’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 170.7% and 123.4%, respectively. Loss reserves maintained as percent of net loans receivable equaled 0.75% for the Bank, versus 1.10% for the Peer Group. Net loan charge-offs were a more significant factor for the Peer Group, as net loan charge-offs recorded by the Bank and the Peer Group equaled 0.03% and 0.15% of net loans receivable, respectively. As noted in the Loan Composition discussion, the Peer Group’s higher concentration of loans and greater diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio in comparison to the Bank’s ratio.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

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IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Home Bank’s operations and financial condition; (2) monitor Home Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Home Bank’s value, or Home Bank’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Home Bank’s and the Peer Group’s balance sheets. The Peer Group’s interest-earning asset composition exhibited a slightly higher concentration of loans with a slightly greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Home Bank’s funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios, which translated into a lower cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained slightly higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in comparable IEA/IBL ratios for the Bank and the Peer Group. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent loans were higher for the Peer Group, while the Bank maintained higher loss reserves as a percent of non-performing loans. Net loan charge-offs were a more significant factor for the Peer Group. As noted above, the Peer Group’s risk weighted assets-to-assets ratio was higher than the Bank’s. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Bank operated with a slightly higher level of cash and investment securities relative to the Peer Group (23.8% of assets

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

versus 19.5% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, given the lower level of borrowings currently maintained by the Bank Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Peer Group. Total interest-bearing liabilities as a percent of assets were slightly higher for the Bank compared to the Peer Group’s ratio, which was attributable to Home Bank’s slightly lower capital position. Following the stock offering, the increase in the Bank’s capital position should provide Home Bank with a lower level of interest-bearing liabilities than maintained by the Peer Group. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•

Capital. The Peer Group currently operates with a slightly higher equity-to-assets ratio than the Bank. However, following the stock offering, Home Bank’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Home Bank’s balance sheet strength was more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Reported Earnings. The Bank’s reported earnings were higher than the Peer Group’s on a ROAA basis (0.81% of average assets versus 0.64% for the Peer Group). The Bank’s higher return was largely realized through earning a higher level of net interest income, which was somewhat offset by the Peer Group’s lower level of operating expenses. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Bank’s reported earnings were a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a higher net interest margin, a higher operating expense ratio and a comparable level of non-interest operating income. The Bank’s higher ratios for net interest income and operating expenses translated into an expense coverage ratio that was the same as the Peer Group’s ratio (equal to 1.13x for both the Bank and the Peer Group). Similarly, the Bank’s efficiency ratio of 74.0% was comparable to the Peer Group’s efficiency ratio of 71.1%. Loss provisions and taxes had slightly larger impacts on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate a modest advantage for the Bank’s pro forma core earnings relative to the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a similar degree of volatility was associated with the Bank’s and Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios were fairly similar for the Bank and the Peer Group, thereby indicating a comparable dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will be above the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.17% of average assets versus 0.08% of average assets

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

for the Bank). In terms of future exposure to credit quality related losses, the Peer Group maintained a slightly higher concentration of assets in loans and lending diversification into higher risk types of loans was more significant for the Peer Group which translated into a higher risk weighed assets-to-assets ratio for the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Bank, while the Peer Group maintained higher loss reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank maintained a more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Bank. Second, the infusion of stock proceeds will provide the Bank with more significant growth potential through leverage than currently maintained by the Peer Group. Lastly, the Peer Group’s lower operating expense ratio implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Bank’s ROE is above the Peer Group’s ROE, which was facilitated by earning a higher return on average assets with a slightly lower level of capital than maintained by the Peer Group. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return equity on a core earnings basis will likely be less than the Peer Group’s ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Home Bank’s pro forma earnings strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

Home Bank’s asset growth rate slightly exceeded the Peer Group’s growth rate during the period covered in our comparative analysis (5.9% versus 5.5% for the Peer Group). Asset growth for both the Bank and the Peer Group was sustained by loan

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

growth, with the Peer Group posting a slightly stronger loan growth rate compared to the Bank. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. On balance, we concluded that a slight upward adjustment was warranted for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Home Bank serves the Acadiana region of south central Louisiana through nine banking centers, eight of which are located in Lafayette Parish and one is located in Acadia Parish. The Bank’s primary market area of Lafayette Parish has exhibited favorable demographic growth trends since the beginning of the decade, which has been supported by the strength of the regional economy with oil and oil-related businesses serving as the foundation of economic activity in the Bank’s market area. Demographic growth in the Bank’s primary market area has also positively impacted by the re-location of residents of New Orleans and other nearby markets that experienced severe hurricane damage to less affected markets such as south central Louisiana. The favorable demographic characteristics of the Bank’s market area has also fostered a highly competitive banking environment, in which the Bank competes against other community banks as well as institutions with a regional or national presence.

The Peer Group companies generally operate in a mix of suburban and rural markets, with the majority of the markets served by the Peer Group companies having comparable or smaller populations compared to Lafayette Parish. The markets served by the Peer Group companies reflected slower population growth and higher per capita income compared to Lafayette Parish. However, Lafayette Parish’s per capita income as a percent of Louisiana’s per capita income was above the comparable ratio for the Peer Group companies on average. The average and median deposit market shares maintained by the Peer Group companies were above the Bank’s market share of

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

deposits in Lafayette Parish. Overall, the degree of competition faced by the Peer Group companies was viewed to be less than faced by Home Bank in Lafayette Parish, while the growth potential in the markets served by the Peer Group companies was also viewed to be less favorable in comparison to Home Bank’s market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, March 2008 unemployment rates for all of markets served by the Peer Group companies exceeded the comparable unemployment rate for Lafayette Parish. On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

Home Bank and the Peer Group Companies(1)

	County	March 2008 Unemployment
Home Bank - LA	Lafayette	3.1%
Peer Group Average		5.1%
CFS Bancorp Inc. – IN	Lake	5.9%
Community Financial Corp. – VA	Staunton	4.5
First Capital, Inc. – IN	Harrison	5.6
First Clover Leaf Fin. Corp. – IL	Madison	6.0
First Fed Bancshares – AR	Boone	5.2
GS Financial Corp. – LA	New Orleans MSA	3.8
HMN Financial, Inc. – MN	Olmsted	4.3
Jefferson Bancshares Inc. – TN	Hamblen	6.1
Liberty Bancorp, Inc. – MO	Clay	4.8
Teche Holding Corp. – LA	St. Mary	4.5

(1)	Unemployment rates are not seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax

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IV.9

considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.98% to 5.24%. The average dividend yield on the stocks of the Peer Group institutions equaled 3.43% as of May 16, 2008. As of May 16, 2008, approximately 77% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.59%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ Global Select Market and one trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $23.0 million to $155.8 million as of May 16, 2008, with average and median market values of $64.6 million and $60.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.3 million to 10.7 million, with average and median shares outstanding of 4.9 million and 4.4 million, respectively. The Bank’s stock offering is expected to have a pro forma market value that will be fairly comparable to the average and median market values indicated for the Peer Group, while shares outstanding for the Bank will be in the upper end of the range of shares outstanding indicated for Peer Group companies. Like the large majority of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ Global Market following the stock offering. Overall, we anticipate that the

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Bank’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Home Bank: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Louisiana. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks rallied higher in mid-May 2007, with the upturn being supported by a new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence. Comparatively, profit taking and concerns about a pullback in China’s stock market caused stocks to head lower in late-May. Inflation worries and higher rates pushed

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stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June. Stocks generally traded lower in the second half of June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.

The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at its September meeting. A disappointing employment report for August, which showed a drop in jobs for the first time in four years, caused stocks to plummet in early-September. However, upbeat news about consumer demand boosted stocks in mid-September ahead of the Federal Reserve meeting. Stocks soared on news of the Federal Reserve’s decision to cut the federal funds rate by a half of percentage point rate, which exceeded the quarter point rate cut most economists had expected. The larger than expected rate cut generally sustained the positive trend in the broader stock market through the end of the third quarter.

The DJIA started the fourth quarter of 2007 soaring to a record high, which was followed by an uneven market for stocks going into mid-October amid uncertainty over forthcoming third quarter earnings reports. Lackluster earnings and credit concerns sparked a mid-October sell-off, as Standard & Poor’s reduced its rating on more than 1,400 types of residential mortgage-backed securities. Stocks rebounded

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somewhat in late-October, supported by some good third quarter earnings in the technology sector and the Federal Reserve’s decision to cut rates by a quarter point as expected. Fresh concerns about problems in the credit markets becoming worse, fears of soaring energy prices and the dollar falling caused stocks to plummet in early-November. Following a close below 13000, the DJIA had a one day rebound of over 300 points on bargain hunting. Stocks pulled back heading into the second half of November, reflecting concerns that the weak housing market would depress consumer spending and expectations of more write-downs to be taken on risky debt. Stocks rebounded in late-November and early-December, amid growing expectations that the Federal Reserve would cut rates at its mid-December meeting. News of a 0.25% rate cut by the Federal Reserve sent stocks sharply lower in mid-December 2007, as some investors had hoped for a more significant rate cut. Credit worries and downgrades of several bellwether stocks also contributed to the mid-December pullback in the broader stock market. Weak economic data and expectations that fourth quarter earnings would reflect more large write-downs of subprime mortgage debt by some of the world’s largest banks weighed on stocks in year end trading.

The downward trend in stocks continued at the start of 2008, as mounting concerns about the economy, higher oil prices and news of more large write-downs taken on subprime mortgages and debt all contributed to the negative sentiment in the stock market. IBM’s strong earnings report for the fourth provided a boost to the stock market in mid-January. Stocks tumbled sharply lower heading into the second half of January on investors’ fears of more damage to come from the subprime mortgage crisis following huge fourth quarter losses reported by Citigroup and Merrill Lynch. A surprise 0.75% rate cut by the Federal Reserve on January 22, 2008 helped to limit damage from the prior day’s sell-off in the global markets, which was spurred by fears that a U.S. recession would slow economic growth in the foreign markets as well. News of a possible bond-insurance bailout triggered a sharp mid-day rebound in the DJIA the day following the rate cut, as the DJIA recovered almost 600 points from morning lows and closed up almost 300 points for the day. Following three consecutive sessions of gains, stocks closed lower at the end of the week on profit taking. Some positive economic

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data and a second rate cut by the Federal Reserve in nine days helped the broader stock market to close out January on an upbeat note.

Recession fears, fueled by a decline in January service-sector activity, triggered a broad based sell-off in the stock market in early-February 2008. A favorable retail sales report for January helped stocks to rebound in mid-January, which was followed by a downward trend heading into late-February amid higher oil prices, more weak economic data and signs of stagflation. Following a brief rally, stocks plunged at the end of February on concerns about the ongoing credit crisis and rising oil prices. Escalating problems in the bond market and weak economic data, which included job losses in the February employment report and a record number of homes entering foreclosure in the fourth quarter, extended the downturn in the broader stock market during the first part of March. Stocks soared higher heading into mid-March after the Federal Reserve said it would lend Wall Street $200 billion in a move aimed at taking difficult to trade securities temporarily out of circulation. The stock market experienced heightened volatility in mid-March, with the DJIA swinging significantly higher or lower on a daily basis. Stocks declined sharply on news of Bear Stearns’ collapse, which was followed by a more than 400 point increase in the DJIA. The surge in stocks was supported by the Federal Reserve cutting its target rate by 0.75% to 2.25% and Goldman Sachs and Lehman Brothers reporting better than expected earnings. Stocks tumbled the following day, with the DJIA declining by almost 300 points on renewed worries about the economy. Led by financial stocks, the stock market rebounded strongly heading into late-March. Major contributors to the rally in financial stocks were Fannie Mae and Freddie Mac, which rebounded on easing of regulatory constraints, and J.P. Morgan’s increased bid for Bear Stearns from $2 a share to $10 a share. Concerns about the broader economy pressured stocks lower at the close of the first quarter. Overall, the first quarter of 2008 was the worst quarter for the DJIA in five and one-half years, as a 7.6% decline was recorded in the DJIA for the first quarter.

Stocks surged higher at the start of the second quarter of 2008, with the DJIA posting a gain of almost 400 points on news that two major financial firms with significant credit risk issues took steps with to shore up their capital. Uncertainty over

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first quarter earnings reports provided for a narrow trading range heading in mid-April, which was followed by a downturn in the broader stock market. Stocks retreated after a disappointing first quarter earnings report from General Electric stoked concerns about the health of both corporate profits and the economy in general. Some better-than-expected first quarter earnings reports provided a boost to stocks in mid-April, which was followed by a narrow trading range through the end of April amid mixed earnings reports and the Federal Reserve’s decision to cut its target rate by 0.25% as expected. The broader stock market started May on a positive note, but then led by a sell-off in financial stocks reversed course heading into mid-May. Higher oil prices and ongoing concerns of eroding credit quality contributed to the decline in financial stocks. The broader stock market showed a positive trend heading into mid-May, which was supported by a slight decline in oil prices and encouraging inflation numbers reflected in the April data for consumer prices. On May 16, 2008, the DJIA closed at 12986.80, a decrease of 4.2% from one year ago and a decrease of 2.1% year-to-date, and the NASDAQ closed at 2528.85, a decrease of 1.2% from one year ago and a decrease of 4.7% year-to-date. The Standard & Poor’s 500 Index closed at 1425.35 on May 16, 2008, a decrease of 6.4% from one year ago and a decrease of 2.9% year-to-date.

The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have underperformed the broader stock market. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May 2007, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.

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The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor’s and Moody’s announced plans to downgrade securities backed by subprime mortgages. Bargain hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the volatility exhibited in the broader stock market in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve’s next meeting. The weaker-than-expected employment report for August depressed thrift issues in early-September, but thrift stocks bounced back in mid-September. The recovery in thrift stocks was aided by news that Countrywide Financial had arranged for an additional $12 billion of secured borrowings. Thrift stocks rallied on news of the larger than expected 50 basis rate cut by the Federal Reserve, although the positive trend in thrift stocks was not sustained through the end of the third quarter. The pull back in thrift stocks reflected ongoing concerns over the weak housing market and the anticipated rise in credit quality related losses that were expected to be seen in third quarter earnings reports.

Thrift stocks traded in a narrow range at the start of the fourth quarter, but then headed lower in mid-October. The downturn was led by thrifts with exposure to the subprime market, as those institutions reported larger than expected credit losses for the third quarter. The as expected quarter point rate cut by the Federal Reserve helped thrift stocks to stabilize in late-October, although the sell-off in thrift equities resumed in early-November. Institutions with exposure to the subprime mortgage market continued to lead the downturn, as Washington Mutual’s stock plunged on expectations that it

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would continue to experience significant credit losses in 2008. Beaten down thrift stocks recovered modestly going into mid-November, but the downturn resumed on worries over further deterioration in the subprime market and the depressed housing market. Freddie Mac’s significantly larger-than-expected loss for the third quarter prompted further selling in thrift stocks heading into late-November. Hopes for a rate cut at the next Federal Reserve meeting boosted the thrift sector in late-November. Thrift stocks traded in narrow range in the first week of December, as investors awaited the outcome of the forthcoming Federal Reserve meeting. The mid-December downturn in the broader market following the Federal Reserve’s decision to lower rates a quarter point was evidenced in the thrift sector as well. In contrast to the broader stock market, thrift stocks continued to trade lower the day following the rate cut. The weak housing market, as reflected by a sharp drop in home prices and a drop-off in mortgage application volume, along with inflation worries and predictions of massive write-downs that would be recorded in the fourth quarter were noted factors that depressed thrift stocks through the end of December.

The downward spiral in thrift stocks continued at the beginning of 2008, particularly the stocks of those institutions with significant exposure to the subprime mortgage market such as Countrywide and Washington Mutual. Thrift stocks in general were also hurt by weak housing data and the growing prospects that the housing slump would continue throughout 2008. News of a rise in mortgage delinquencies at Countrywide and rumors of Countrywide going into bankruptcy further contributed to the slide in thrift stocks heading into mid-January. The announced acquisition of Countrywide by Bank of America had little impact on thrift stocks in general. Earnings related worries depressed thrift stocks heading into the second half of January, reflecting expectations that more significant credit quality related losses would be a widespread factor in the fourth quarter earnings reports for thrift institutions in general. Thrift stocks moved higher on the surprise rate cut by the Federal and then spiked higher along with the broader stock market the day following the rate cut. Consistent with the broader stock market, thrift stocks traded lower at the end of the week. For the balance of January and through most of February, thrift stocks generally paralleled trends in the broader market. Financial stocks led the broader market lower at the end

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of February and into the first part of March, as worries about the health of key financial companies escalated. Shares of thrift stocks were among the hardest hit, as investors dumped thrift stocks in conjunction with a sharp sell-off in the stocks of Fannie Mae and Freddie Mac amid fears that defaults would force them to raise more capital. News of the Federal Reserve’s $200 billion liquidity program sent thrift stocks sharply higher heading into mid-March. Thrift stocks participated in the day-to-day swings experienced in the broader stock market during mid-March, as investors assessed the outlook for mortgage lenders in a slumping market for housing and the possibility of the economy going into recession. The rebound in the stocks of Fannie Mae and Freddie Mac provided a healthy boost to thrift stocks heading into late-March, while troubling economic data and warnings of further write downs pulled thrift stocks lower along with the broader stock market at the close of the first quarter.

Thrift stocks surged higher in conjunction with the broader stock market at the start of the second quarter of 2008, as UBS and Lehman Brothers announced plans to bolster their capital to offset huge losses recorded from writing down troubled investments. A weaker-than-expected employment report for March depressed thrift stocks in early-April, although thrift stocks bounced back on news that Washington Mutual was in discussions to raise $5 billion from private equity-led investors. Thrift stocks drifted lower heading into mid-April in anticipation of first quarter earnings remaining depressed by more write downs on mortgages and mortgage-related securities. Bargain hunting and some positive first quarter earnings events provided a modest boost to thrift stocks in late-April, while thrift stocks edged lower on news of the Federal Reserve rate cut at the end of April. Calmer credit markets and a better-than-expected employment report for April were somewhat offset by a cut in Countrywide’s credit rating, as thrift stocks traded unevenly at the beginning of May. Higher oil prices and more negative news reported by financial institutions pressured thrift stocks lower going into mid-May. Thrift stocks edged higher along with the broader stock market heading into mid-May. On May 16, 2008, the SNL Index for all publicly-traded thrifts closed at 978.4, a decrease of 43.0% from one year ago and a decrease of 7.5% year-to-date.

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B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for recent conversions has pulled back along with the thrift sector in general, with a number of the recent offerings being undersubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, one second-step conversion and one mutual holding company offering were completed during the past three months. Both offerings were closed at the minimum of their respective valuation ranges. Baltimore County’s second-step conversion offering closed at a pro forma P/TB of 63.6% and William Penn’s mutual holding company offering closed at a pro forma P/TB ratio of 56.5%. Based on closing stock market prices as of May 16, 2008, Baltimore County’s and William Penn’s stock prices were 13.5% and 37.5% above their respective IPO prices.

Shown in Table 4.3 are the current pricing ratios for the one company that has completed a fully-converted offering during the past three months and is traded on

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases
			Financial Info.		Asset Quality								% Off Incl. Fdn.
													Benefit Plans				Initial
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.	Dividend Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Averages - Standard Conversions:
Medians - Standard Conversions:
Second Step Conversions
BCSB Bancorp, Inc., MD	4/11/08	BCSB- NASDAQ	$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%
Averages - Second Step Conversions:			$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%
Medians - Second Step Conversions:			$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%
Mutual Holding Company Conversions
William Penn Bancorp, Inc., PA*	4/16/08	WMPN- NASDAQ	$269	12.54%	0.28%	246%	$10.3	28%	85%	6.0%	C/S	150K/6.54%	8.0%	6.5%	16.3%	9.5%	0.00%
Averages - Mutual Holding Company Conversions:			$269	12.54%	0.28%	246%	$10.3	28%	85%	6.0%	NA	NA	8.0%	6.5%	16.3%	9.5%	0.00%
Medians - Mutual Holding Company Conversions:			$269	12.54%	0.28%	246%	$10.3	28%	85%	6.0%	NA	NA	8.0%	6.5%	16.3%	9.5%	0.00%
Averages - All Conversions:			$446	9.14%	0.39%	168%	$15.0	46%	85%	9.1%	NA	NA	7.1%	4.4%	13.0%	6.4%	0.00%
Medians - All Conversions:			$446	9.14%	0.39%	168%	$15.0	46%	85%	9.1%	NA	NA	7.1%	4.4%	13.0%	6.4%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
										First Trading Day		After First Week(4)		After First Month(5)
Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price		% Change		% Change		% Change	Thru 5/16/08	% Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Averages - Standard Conversions:
Medians - Standard Conversions:
Second Step Conversions
BCSB Bancorp, Inc., MD	4/11/08	BCSB- NASDAQ	63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.35	13.5%
Averages - Second Step Conversions:			63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.35	13.5%
Medians - Second Step Conversions:			63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.35	13.5%
Mutual Holding Company Conversions
William Penn Bancorp, Inc., PA*	4/16/08	WMPN- NASDAQ	56.5%	18.0x	12.2%	0.7%	15.1%	4.5%	$10.00	$11.75	17.5%	$13.25	32.5%	$13.75	37.5%	$13.75	37.5%
Averages - Mutual Holding Company Conversions:			56.5%	18.0x	12.2%	0.7%	15.1%	4.5%	$10.00	$11.75	17.5%	$13.25	32.5%	$13.75	37.5%	$13.75	37.5%
Medians - Mutual Holding Company Conversions:			56.5%	18.0x	12.2%	0.7%	15.1%	4.5%	$10.00	$11.75	17.5%	$13.25	32.5%	$13.75	37.5%	$13.75	37.5%
Averages - All Conversions:			60.0%	18.0x	8.5%	0.7%	11.4%	4.5%	$10.00	$11.40	14.0%	$12.30	23.0%	$12.55	25.5%	$12.55	25.5%
Medians - All Conversions:			60.0%	18.0x	8.5%	0.7%	11.4%	4.5%	$10.00	$11.40	14.0%	$12.30	23.0%	$12.55	25.5%	$12.55	25.5%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.

May 16, 2008

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Table 4.3

Market Pricing Comparatives

Prices As of May 16, 2008

	Market		Per Share Data
	Capitalization		Core 12 Month EPS(2)	Book Value/ Share								Dividends(4)			Financial Characteristics(6)
	Price/ Share(1)	Market Value			Pricing Ratios(3)							Amount/ Share		Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core
Financial Institution					P/E		P/B	P/A	P/TB	P/Core			Yield					ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$14.80	$361.58	$0.71	$13.53	20.53	x	117.66%	15.21%	133.26%	21.00	x	$0.39	2.53%	33.73%	$3,173	12.75%	0.65%	0.52%	4.65%	0.48%	4.44%
Converted Last 3 Months (no MHC)	$12.19	$38.04	($0.06)	$16.53	NM		73.74%	5.96%	77.50%	NM		$0.00	0.00%	NM	$638	8.08%	0.49%	-0.38%	-4.72%	-0.03%	-0.36%
Converted Last 3 Months (no MHC)
BCSB BCSB Bancorp, Inc. of MD	$12.19	$38.04	($0.06)	$16.53	NM		73.74%	5.96%	77.50%	NM		$0.00	0.00%	NM	$638	8.08%	0.49%	-0.38%	-4.72%	-0.03%	-0.36%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

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NASDAQ or an Exchange. Based on its closing stock price as of May 16, 2008, Baltimore County was trading at a P/TB ratio of 77.50%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Home Bank’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Louisiana. As shown in Exhibit IV-4, there were five Louisiana thrift acquisitions completed from the beginning of 2004 through May 16, 2008, and there are currently no acquisitions pending of a Louisiana savings institution. The recent acquisition activity involving Louisiana savings institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Home Bank’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Home Bank’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The financial characteristics of the

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Home Bank will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 16, 2008, the pro forma market value of the Bank’s full conversion offering equaled $75,000,000 at the midpoint, equal to 7,500,000 shares at $10.00 per share.

June 6, 2008

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $3.361 million for the twelve months ended March 31, 2008. In deriving Home Bank’s core earnings, the only adjustments made to reported earnings were to eliminate net gains on the sale of loans and the loss on sale of real estate owned, which equaled $314,000 and $4,000, respectively, for the twelve months ended March 31, 2008. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $3.156 million for the twelve months ended March 31, 2008. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

Amount
($000)
Net income	$3,361
Deduct: Net gain on sale of loans(1)	(207)
Add back: Loss on sale of REO(1)	2

Core earnings estimate	$3,156

(1)	Tax effected at 34.0%.

Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $75.0 million midpoint value equaled 22.10 times and 23.52 times, respectively, which provided for premiums of 20.1% and 38.7% relative to the Peer Group’s average reported and core P/E multiples of 18.40 times and 16.96 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 16.51 times and 13.68 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 33.9% and 71.9%, respectively. At the top of the super range, the Bank’s reported and core P/E multiples equaled 27.98 times and 29.70 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’ P/E multiples at the top of the super range reflected premiums of 52.1% and 75.1%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’ P/E multiples at the top of the super range reflected premiums of 69.5% and 117.1%, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $75.0 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 64.85%. In comparison to the average P/B and P/TB ratios for the Peer Group of 91.40% and 94.91%, the Bank’s ratios reflected a discount of 29.0% on a P/B basis and a discount of 31.7% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 85.93% and 95.55%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 24.5% and 32.1%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.26

Table 4.4

Public Market Pricing

Home Bank and the Comparables

As of May 16, 2008

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share								Dividends(4)			Financial Characteristics(6)
		Price/ Share(1)	Market Value			Pricing Ratios(3)							Amount/ Share		Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core
						P/E		P/B	P/A	P/TB	P/Core			Yield					ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Home Bank
Superrange		$10.00	$99.19	$0.34	$13.78	27.98	x	72.57%	19.25%	72.57%	29.70	x	$0.00	0.00%	0.00%	$515	26.52%	0.27%	0.67%	2.52%	0.63%	2.37%
Maximum		$10.00	$86.25	$0.38	$14.55	24.89	x	68.73%	17.11%	68.73%	26.45	x	$0.00	0.00%	0.00%	$504	24.88%	0.28%	0.71%	2.86%	0.67%	2.70%
Midpoint		$10.00	$75.00	$0.43	$15.42	22.10	x	64.85%	15.17%	64.85%	23.52	x	$0.00	0.00%	0.00%	$494	23.39%	0.28%	0.72%	3.08%	0.68%	2.90%
Minimum		$10.00	$63.75	$0.49	$16.61	19.17	x	60.20%	13.16%	60.20%	20.43	x	$0.00	0.00%	0.00%	$485	21.85%	0.29%	0.73%	3.33%	0.69%	3.14%
All Public Companies(7)
Averages		$13.02	$339.09	$0.13	$13.22	20.47	x	108.34%	13.77%	120.80%	20.65	x	$0.37	2.59%	36.50%	$3,289	12.17%	1.25%	0.34%	2.66%	0.19%	2.59%
Medians		$11.50	$70.50	$0.36	$11.76	19.12	x	98.98%	10.60%	108.91%	19.59	x	$0.30	2.67%	23.81%	$845	10.11%	0.60%	0.43%	3.69%	0.43%	3.41%
All Non-MHC State of LA(7)
Averages		$22.19	$60.18	$1.34	$22.89	24.34	x	94.06%	16.64%	96.19%	19.71	x	$0.59	2.01%	21.52%	$409	18.17%	0.86%	0.80%	5.53%	0.76%	5.27%
Medians		$17.88	$75.50	$0.46	$21.87	28.11	x	90.48%	11.47%	90.48%	19.71	x	$0.40	2.24%	0.22%	$291	14.03%	0.86%	0.94%	3.91%	0.93%	3.91%
Comparable Group Averages
Averages		$15.04	$64.63	$1.01	$16.41	18.40	x	91.40%	11.47%	94.91%	16.96	x	$0.54	3.43%	45.68%	$609	12.68%	1.88%	0.64%	5.94%	0.62%	5.72%
Medians		$13.19	$60.26	$0.76	$13.81	16.51	x	85.93%	10.87%	95.55%	13.68	x	$0.44	3.18%	44.89%	$473	10.65%	1.52%	0.64%	5.50%	0.61%	5.53%
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	$14.59	$155.82	$0.71	$12.34	19.45	x	118.23%	13.05%	119.30%	20.55	x	$0.48	3.29%	67.61%	$1,194	11.04%	2.62%	0.67%	6.16%	0.64%	5.83%
CFFC	Community Financial Corp. of VA	$8.46	$36.68	$0.88	$8.80	9.72	x	96.14%	7.47%	96.14%	9.61	x	$0.26	3.07%	29.55%	$491	7.77%	0.33%	0.77%	9.74%	0.78%	9.85%
FCAP	First Capital, Inc. of IN	$14.15	$39.82	$1.17	$16.62	11.14	x	85.14%	8.74%	96.98%	12.09	x	$0.72	5.09%	61.54%	$456	10.26%	1.41%	0.79%	7.90%	0.73%	7.28%
FCLF	First Clover Leaf Fin. Corp. of IL	$9.00	$73.59	$0.28	$10.38	32.14	x	86.71%	17.93%	99.34%	32.14	x	$0.24	2.67%	NM	$410	20.68%	0.69%	0.59%	2.55%	0.59%	2.55%
FFBH	First Federal Bancshares of AR	$12.22	$59.24	$0.80	$15.27	16.51	x	80.03%	7.15%	80.03%	15.28	x	$0.64	5.24%	NM	$829	8.93%	5.54%	0.44%	4.84%	0.48%	5.23%
GSLA	GS Financial Corp. of LA	$17.88	$22.99	$0.39	$21.87	33.74	x	81.76%	11.47%	81.76%	NM		$0.40	2.24%	NM	$201	14.03%	1.62%	0.38%	2.47%	0.28%	1.82%
HMNF	HMN Financial, Inc. of MN	$18.26	$76.11	$2.14	$23.85	8.01	x	76.56%	6.89%	79.63%	8.53	x	$1.00	5.48%	46.73%	$1,105	9.00%	2.56%	0.85%	9.81%	0.79%	9.21%
JFBI	Jefferson Bancshares Inc. of TN	$9.87	$61.27	$0.22	$11.67	NM		84.58%	18.35%	84.58%	NM		$0.24	2.43%	NM	$334	21.70%	0.25%	0.41%	1.86%	0.41%	1.86%
LBCP	Liberty Bancorp, Inc. of MO	$10.20	$45.30	$0.39	$10.74	23.72	x	94.97%	13.36%	94.97%	26.15	x	$0.10	0.98%	25.64%	$339	14.06%	NA	0.60%	3.89%	0.54%	3.53%
TSH	Teche Holding Corp. of N. Iberia LA	$35.75	$75.50	$3.16	$32.52	11.17	x	109.93%	10.27%	116.34%	11.31	x	$1.36	3.80%	43.04%	$735	9.34%	NA	0.94%	10.20%	0.93%	10.07%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.27

At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 72.57%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 20.6% and 23.5%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflect discounts of 15.5% and 24.1%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $75.0 million midpoint of the valuation range, the Bank’s value equaled 15.17% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.47%, which implies a premium of 32.3% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.87%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 39.6%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The most recent standard conversion offering completed, which did not include a simultaneous acquisition, was completed by Danvers Bancorp of Massachusetts on January 10, 2008. Danvers Bancorp’s closing P/TB was 82.3%. In

RP® Financial, LC.	VALUATION ANALYSIS
IV.28

comparison to Danvers Bancorp’s closing pro forma P/TB ratio, the Bank’s P/TB ratio of 64.9% at the midpoint value reflects an implied discount of 21.1% and at the top of the super range the discount narrows to 11.8% based on the Bank’s pro forma P/TB ratio of 72.6%. As of May 16, 2008, Danvers Bancorp’s stock closed 17.5% above its IPO price.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 16, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $75,000,000 at the midpoint, equal to 7,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $63,750,000 and a maximum value of $86,250,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 6,375,000 at the minimum and 8,625,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $99,187,500 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 9,918,750. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, and Sales

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Facilities

II-2	Historical Interest Rates

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Southeast Thrift Institutions

III-3	Public Market Pricing of Midwest Thrifts Institutions

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of May 16, 2008

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Peer Group Core Earnings Analysis

V-1	Firm Qualifications Statement

EXHIBIT I-1

Home Bank

Map of Office Locations

EXHIBIT I-2

Home Bank

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Home Bank

Key Operating Ratios

Exhibit I-3

Home Bank

Key Operating Ratios

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
			(Dollars in Thousands)
Selected Operating Ratios:(1)
Average yield on interest-earning assets	6.27%	6.28%	6.40%	6.05%	5.56%	5.43%	5.72%
Average rate on interest-bearing Liabilities	2.72	2.74	2.81	2.41	2.01	1.78	2.18
Average interest rate spread(2)	3.55	3.54	3.59	3.63	3.55	3.65	3.54
Net interest margin(2)	3.77	3.80	3.86	3.87	3.73	3.75	3.61
Average interest-earning assets to average interest-bearing liabilities	108.87	110.63	110.61	110.57	109.59	105.44	103.32
Net interest income after provision for loan losses to non-interest expense	118.65	126.41	111.99	134.12	125.10	121.29	119.11
Total non-interest expense to average assets	3.05	2.88	3.23	2.74	2.82	2.80	2.72
Efficiency ratio(3)	68.38	65.37	71.81	62.70	64.48	68.15	66.65
Return on average assets	0.95	0.98	0.82	1.03	0.98	0.80	0.87
Return on average equity	8.04	8.42	6.90	9.18	8.84	7.43	7.98
Average equity to average assets	11.82%	11.68%	11.91%	11.23%	11.09%	10.82%	10.90%

	At of For The Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
			(Dollars in Thousands)
Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.43%	0.47%	0.42%	0.33%	0.34%	0.33%	0.64%
Non-performing assets as a percent of total assets(5)	0.33	0.34	0.32	0.24	0.21	0.22	0.38
Allowance for loan losses as a percent of non-performing loans	170.69	153.68	178.70	213.18	216.32	217.81	105.91
Allowance for loan losses as a percent of net loans	0.75	0.72	0.76	0.71	0.74	0.72	0.69
Net charge-offs to average loans receivable	—	0.01	0.04	0.03	0.02	0.02	0.06
Capital Ratios:(4)
Tangible capital ratio	11.75	11.68	11.68	11.48	11.31	11.12	10.43
Core capital ratio	11.75	11.68	11.68	11.48	11.31	11.12	10.43
Total risk-based capital ratio	20.36	19.42	19.36	19.05	20.32	20.45	18.97
Other Data
Banking offices(6)	10	9	10	9	8	7	7

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Includes Home Bank’s Baton Rouge loan production office at March 31, 2008 and December 31, 2007.

Source:  Home Bank’s prospectus.

EXHIBIT I-4

Home Bank

Investment Portfolio Composition

Exhibit I-4

Home Bank

Investment Portfolio Composition

			At December 31,
	At March 31, 2008		2007		2006		2005
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in Thousands)
Securities Available-for-Sale:
Mortgage-backed securities	$58,519	$60,034	$54,930	$54,996	$52,045	$51,818	$61,228	$60,664
U.S. government and agency Obligations	1,999	2,018	1,999	1,999	1,998	1,982	7,996	7,793

Total Securities AFS	60,518	62,052	56,929	56,995	54,043	53,800	69,224	68,457

Securities Held to Maturity:
Mortgage-backed securities	3,341	3,394	3,553	3,493	4,424	4,264	5,509	5,280
U.S. government and agency Obligations	—	—	—	—	997	988	992	980
Municipal obligations	1,140	1,166	1,140	1,166	120	119	120	116

Total Securities held to maturity	4,481	4,560	4,693	4,659	5,541	5,371	6,621	6,376

Total	$64,999	$66,612	$61,622	$61,654	$59,584	$59,171	$75,845	$74,833

Source:  Home Bank’s prospectus.

EXHIBIT I-5

Home Bank

Yields and Costs

Exhibit I-5

Home Bank

Yields and Costs

	Three Months Ended March 31,
	2008			2007
	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$307,567	$5,279	6.87%	$284,215	$4,895	6.89%
Investment securities	63,931	785	4.91	57,269	669	4.67
Other interest-earning assets	37,186	341	3.67	44,420	494	4.45

Total interest-earning assets	408,684	6,405	6.27	385,904	6,058	6.28

Non-interest-earning assets	20,255			13,172

Total assets	$428,939			$399,076

Interest-bearing liabilities:
Savings, checking and money market accounts	184,509	536	1.16	170,523	538	1.26
Certificate of deposit accounts	174,390	1,851	4.25	172,988	1,797	4.16

Total deposits	358,899	2,387	2.66	343,511	2,335	2.72
FHLB advances	16,482	162	3.92	5,326	52	3.87

Total interest-bearing liabilities	375,381	2,549	2.72	348,837	2,387	2.74

Non-interest-bearing liabilities	2,871			3,638

Total liabilities	378,252			352,475

Equity	50,687			46,601

Total liabilities and equity	$428,939			$399,076

Net interest-earning assets	$33,303			$37,067

Net interest income; average interest rate spread		$3,856	3.55%		$3,671	3.54%

Net interest margin(2)			3.77%			3.80%

Average interest-earning assets to average interest-bearing liabilities			108.87%			110.63%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.

Source:  Home Bank’s prospectus.

Exhibit I-5 (continued)

Home Bank

Yields and Costs

	Year Ended December 31,
	2007			2006			2005
	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate(1)
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$291,273	$20,347	6.99%	$265,005	$17,955	6.78%	$235,709	$15,078	6.40%
Investment securities	55,037	2,668	4.85	70,276	2,955	4.20	75,953	2,786	3.67
Other interest-earning assets	43,800	1,947	4.44	41,822	1,898	4.54	34,649	1,406	4.06

Total interest-earning assets	390,110	24,962	6.40	377,103	22,808	6.05	346,311	19,270	5.56

Non-interest-earning assets	14,168			13,029			13,060

Total assets	$404,278			$390,132			$359,371

Interest-bearing liabilities:
Savings, checking and money market accounts	172,057	2,140	1.24	155,296	1,432	0.92	128,271	798	0.62
Certificate accounts	174,225	7,486	4.30	172,106	6,220	3.61	163,342	4,716	2.89

Total deposits	346,282	9,626	2.78	327,402	7,652	2.34	291,613	5,514	1.89
FHLB advances	6,422	282	4.39	13,665	563	4.12	24,405	826	3.38

Total interest-bearing liabilities	352,704	9,908	2.81	341,067	8,215	2.41	316,018	6,340	2.01

Non-interest-bearing liabilities	3,444			5,236			3,481

Total liabilities	356,148			346,303			319,499
Equity	48,130			43,829			39,872

Total liabilities and equity	$404,278			$390,132			$359,371

Net interest-earning assets	$37,406			$36,036			$30,293

Net interest income; average Interest rate spread		$15,054	3.59%		$14,593	3.63%		$12,930	3.55%

Net interest margin(2)			3.86%			3.87%			3.73%

Average interest-earning assets to average interest-bearing liabilities			110.61%			110.98%			109.59%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.

Source:  Home Bank’s prospectus.

EXHIBIT I-6

Home Bank

Loan Loss Allowance Activity

Exhibit I-6

Home Bank

Loan Loss Allowance Activity

	At or For the Three Months ended March 31,		At or For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Net loans outstanding at end of period	$305,815	$281,379	$306,268	$281,258	$246,225	$225,410	$198,695
Average loans outstanding	306,169	283,169	290,160	265,005	235,709	227,868	202,126
Allowance for loan losses, beginning of period	2,314	2,008	2,008	1,821	1,625	1,366	1,349
Provision (recovery) for loan losses	(30)	37	420	260	252	310	135
Charge-offs:
One- to four-family residential:
First Mortgages	—	—	17	20	18	6	67
Home equity loans and lines	—	—	52	16	—	—	—
Commercial real estate loans and multi-family residential loans	—	—	—	—	20	—	—
Construction and land	—	—	—	—	—	—	—
Commercial	17	—	16	—	—	—	29
Consumer	9	18	40	54	28	60	39

Total charge-offs	26	18	125	90	66	66	135

Recoveries on loans previously charged off	25	1	11	17	11	15	17

Allowance for loan losses, end of period	$2,284	$2,029	$2,314	$2,008	$1,821	$1,625	$1,366

Allowance for loan losses as a percent of non-performing loans	170.69%	153.68%	178.70%	213.18%	216.32%	217.81%	105.91%

Allowance for loan losses as a percent of net loans	0.75%	0.72%	0.76%	0.71%	0.74%	0.72%	0.69%

Ratio of net charge-offs during the period to average loans outstanding during the period	0.00%	0.01%	0.04%	0.03%	0.02%	0.02%	0.06%

Source:  Home Bank’s prospectus.

EXHIBIT I-7

Home Bank

Interest Rate Risk Analysis

Exhibit I-7

Home Bank

Interest Rate Risk Analysis

Change in Interest Rates In Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in Thousands)
300bp	$51,714	$(10,912)	(17)%	12.06%	2.08%
200	56,448	(6,178)	(10)	12.99	1.15
100	60,364	(2,263)	(4)	13.73	0.41
Static	62,677	—	—	14.14	—
(100)	63,601	974	+2	14.29	0.15

Source:  Home Bank’s prospectus.

EXHIBIT I-8

Home Bank

Fixed and Adjustable Rate Loans

Exhibit I-8

Home Bank

Fixed and Adjustable Rate Loans

	Fixed-Rate	Floating or Adjustable-Rate	Total
	(In Thousands)
One- to four-family residential:
First mortgage	$94,235	$28,290	$122,525
Home equity loans and lines	9,734	7,367	17,101
Commercial real estate	43,982	8,368	52,350
Construction and land loans	4,283	—	4,283
Multi-family residential	3,850	—	3,850
Commercial loans	18,772	1,424	20,196
Consumer loans	9,454	41	9,495

Total	$184,310	$45,490	$229,800

Source:  Home Bank’s prospectus.

EXHIBIT I-9

Home Bank

Loan Portfolio Composition

Exhibit I-9

Home Bank

Loan Portfolio Composition

	March 31, 2008		December 31,
			2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
One- to four-family residential:
First mortgage	$131,323	42.58%	$131,535	42.58%	$118,475	41.78%	$110,368	44.45%	$110,713	48.70%	$109,387	54.60%
Home equity loans and lines	22,676	7.35	23,065	7.47	19,604	6.91	18,672	7.52	17,317	7.62	13,933	6.95

Total	153,999	49.93	154,600	50.05	138,079	48.69	129,040	51.97	128,030	56.32	123,320	61.55

Commercial real estate	71,595	23.21	71,964	23.30	66,125	23.32	53,321	21.48	44,433	19.54	31,619	15.78
Construction and land	26,784	8.68	25,942	8.39	32,097	11.32	24,645	9.93	21,015	9.24	20,384	10.17
Multi-family residential	7,168	2.32	7,242	2.34	7,694	2.71	8,157	3.29	6,838	3.01	3,484	1.74

Total real estate loans	259,546	84.15	259,748	84.09	243,995	86.04	215,161	86.56	200,316	88.11	178,807	89.25

Other loans:
Commercial loans	34,870	11.31	35,783	11.58	27,329	9.64	21,744	8.76	16,667	7.33	12,027	6.00
Consumer loans	14,000	4.54	13,375	4.33	12,250	4.32	11,388	4.59	10,359	4.56	9,510	4.75

Total other loans	48,870	15.85	49,158	15.91	39,579	13.96	33,132	13.34	27,026	11.89	21,537	10.75

Total loans	$308,416	100.00%	$308,906	100.00%	$283,574	100.00%	$248,293	100.00%	$227,342	100.00%	$200,344	100.00%

Less:
Allowance for loan losses	(2,284)		(2,314)		(2,008)		(1,821)		(1,625)		(1,366)
Deferred loan fees	(317)		(324)		(308)		(247)		(307)		(383)

Net loans	$305,815		$306,268		$281,258		$246,225		$225,410		$198,595

Source:  Home Bank’s prospectus.

EXHIBIT I-10

Home Bank

Contractual Maturity by Loan Type

Exhibit I-10

Home Bank

Contractual Maturity by Loan Type

	One-to Four-Family Residential
	First Mortgage	Home Equity Loans and Lines	Commercial Real Estate	Construction and Land Loans	Multi-Family Residential	Commercial Loans	Consumer	Total
	(In Thousands)
Amounts due after March 31, 2008 in:
One year or less	$8,798	$5,600	$19,245	$22,501	$3,318	$14,675	$4,479	$78,616
After one year through two years	658	4,121	11,732	2,009	313	3,409	1,143	23,385
After two years through three years	1,166	4,014	4,434	573	2,284	3,445	2,191	18,107
After three years through five years	4,297	1,914	20,874	715	1,226	10,729	3,305	43,060
After five years through ten years	13,980	2,559	10,599	717	27	2,612	497	30,991
After ten years through 15 years	11,892	4,193	4,494	269	—	—	1,577	22,425
After 15 years	90,532	275	217	—	—	—	808	91,832

Total	$131,323	$22,676	$71,595	$26,784	$7,168	$34,870	$14,000	$308,416

Source:  Home Bank’s prospectus.

EXHIBIT I-11

Home Bank

Loan Originations, Purchases and Sales

Exhibit I-11

Home Bank

Loan Originations, Purchases, and Sales

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005
	(In Thousands)
Loan Originations:
One- to four-family residential:
First mortgages	$22,604	$16,618	$85,208	$79,094	$72,911
Home equity loans and lines	2,648	1,911	9,597	9,437	11,914
Commercial real estate	10,571	3,504	29,585	21,197	23,951
Construction and land	1,886	9,275	16,328	6,944	4,256
Multi-family residential	27	14	1,504	2,502	4,034
Commercial	12,881	12,774	35,679	17,318	13,413
Consumer	2,971	2,091	9,414	10,079	8,481

Total loan originations	53,588	46,187	187,315	146,571	138,960

Loans purchased	—	—	—	—	—

Loans sold	7,896	10,941	32,552	25,833	27,401
Loan principal repayments	46,856	38,417	179,629	100,968	108,453

Total loans sold and principal repayments	54,752	49,358	212,181	126,801	135,854

Increase or (decrease) due to other items, net(1)	1,176	2,888	49,446	16,653	15,744

Net increase (decrease) in total loans	$12	$(283)	$24,580	$36,423	$18,850

(1)	Other items consist of loans in process, deferred fees and the allowance for loan losses.

Source: Home Bank’s prospectus.

EXHIBIT I-12

Home Bank

Non-Performing Assets

Exhibit I-12

Home Bank

Non-Performing Assets

	March 31, 2008	December 31,
		2007	2006	2005	2004	2003
	(Dollars in Thousands)
Non-accruing loans:
One- to four-family residential:
First mortgages	$886	$775	$238	$541	$567	$871
Home equity loans and lines	—	12	—	16	14	—
Multi-family residential and commercial real estate loans	326	318	476	43	—	193
Construction and land loans	—	—	—	—	—	—
Commercial	93	173	199	114	79	14
Consumer	33	17	29	47	2	42

Total non-accruing loans	1,338	1,295	942	761	662	1,120

Accruing loans 90 days or more past due:
One- to four-family residential:
First mortgages	—	—	—	81	84	170
Home equity loans and lines	—	—	—	—	—	—
Commercial real estate loans and multi-family residential loans	—	—	—	—	—	—
Construction and land loans	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total accruing loans 90 days or more past due	—	—	—	81	84	170

Total non-performing loans(1)	1,338	1,295	942	842	746	1,290

Real estate owned, net(2)	60	47	25	38	—	—

Total non-performing assets	$1,398	$1,342	$967	$880	$746	$1,290

Total non-performing loans as a percentage of loans, net	0.44%	0.42%	0.34%	0.34%	0.33%	0.65%

Total non-performing loans as a percentage of total assets	0.31%	0.31%	0.24%	0.23%	0.22%	0.38%

Total non-performing assets as a percentage of total assets	0.33%	0.32%	0.24%	0.24%	0.22%	0.38%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

(2)	Real estate owned balances are shown net of related loss allowances.

Source: Home Bank’s prospectus.

EXHIBIT I-13

Home Bank

Deposit Composition

Exhibit I-13

Home Bank

Deposit Composition

	At March 31, 2008		At December 31,
			2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Certificate accounts:
1.00% - 1.99%	$396	0.11%	$281	0.08%	$1,037	0.30%	$15,132	4.91%
2.00% - 2.99%	10,308	2.93	926	0.26	16,050	4.64	55,656	18.05
3.00% - 3.99%	67,292	19.11	68,410	19.35	59,737	17.25	70,179	22.76
4.00% - 4.99%	85,563	24.30	96,682	27.35	78,643	22.71	23,004	7.46
5.00% - 5.99%	5,822	1.65	7,968	2.25	16,928	4.89	2,424.79
6.00% - 6.99%	2,142	0.61	2,109	0.60	2,001	0.58	2,473	0.80
7.00% or more	—	—	—	—	—	—	—	—

Total certificate accounts	$171,523	48.71	$176,376	49.89	$174,396	50.37	$168,868	54.76

Transaction accounts:
Savings	19,132	5.43%	19,115	5.41%	18,832	5.44%	18,641	6.04%
Checking:
Interest bearing	37,318	10.60	37,935	10.73	38,984	11.26	36,796	11.93
Non-interest bearing	53,673	15.24	50,791	14.37	54,756	15.81	44,471	14.42
Money market	70,482	20.02	69,319	19.61	59,283	17.12	39,620	12.85

Total transaction accounts	180,605	51.29	177,160	50.11	172,854	49.63	139,528	45.24

Total deposits	$352,128	100.00%	$353,536	100.00%	$346,250	100.00%	$308,396	100.00%

Source: Home Bank’s prospectus.

EXHIBIT I-14

Home Bank

Maturity of Time Deposits

Exhibit I-14

Home Bank

Maturity of Time Deposits

	Balance at March 31, 2008 Maturing in the 12 Months Ending March 31,
Certificates of Deposit	2009	2010	2011	Thereafter	Total
	(In Thousands)
Less than 2.00%	$212	$184	$—	$—	$396
2.00% - 2.99%	6,763	3,049	496	—	10,308
3.00% - 3.99%	51,397	8,201	4,447	3,247	67,292
4.00% - 4.99%	72,839	6,274	1,084	5,366	85,563
5.00% - 5.99%	5,069	734	19	—	5,822
6.00% - 6.99%	1,810	92	240	—	2,142
7.00% or more	—	—	—	—	—

Total certificate accounts	$138,090	$18,534	$6,286	$8,613	$171,523

Source: Home Bank’s prospectus.

EXHIBIT I-15

Home Bank

Borrowing Activity

Exhibit I-15

Home Bank

Borrowing Activity

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2008	2007	2007	2006	2005
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$16,482	$5,326	$6,422	$13,665	$24,405
Maximum amount outstanding at any month-end during the period	23,370	5,431	16,883	24,480	32,100
Balance outstanding at end of period	23,370	3,922	16,883	5,435	17,484
Average interest rate during the period	3.92%	3.87%	4.39%	4.12%	3.38%
Weighted average interest rate at end of period	3.22%	4.21%	4.29%	3.88%	3.83%

Source: Home Bank’s prospectus.

EXHIBIT II-1

Home Bank

Description of Office Facilities

Exhibit II-1

Home Bank

Description of Office Facilities

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
			(In Thousands)
Main Office:
503 Kaliste Saloom Road, Lafayette, LA	Owned	N/A	$5,239	$125,992
Branches:
1020 Coolidge Blvd., Lafayette, LA	Owned	N/A	208	45,614
5543 Cameron St., Scott, LA	Owned	N/A	761	13,559
4202 Johnston St., Lafayette, LA	Owned	N/A	684	51,624
523 Jefferson St., Lafayette, LA	Owned	N/A	360	38,381
5028 Ambassador Caffery, Lafayette, LA	Owned	N/A	724	14,437
1219 Albertson Pkwy., Broussard, LA	Owned	N/A	932	15,143
806 Veterans Blvd., Carencro, LA	Owned	N/A	743	21,045
204 N. Parkerson Blvd., Crowley, LA	Owned	N/A	812	26,333
10563 Glenstone Place, Baton Rouge, LA(1)	Owned	N/A	1,168	—
Loan Production Office:
9035 Bluebonnet Blvd., Baton Rouge, LA	Leased	12/31/2008	26	—

Total			$11,657	$352,128

(1)	Under construction.

Source: Home Bank’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Bill	One Year T-Note	10 Year T-Bond
1999:	Quarter 1	7.75%	4.49%	4.72%	5.25%
	Quarter 2	7.75%	4.78%	5.07%	5.81%
	Quarter 3	8.25%	4.88%	5.22%	5.90%
	Quarter 4	8.50%	5.33%	5.98%	6.45%
2000:	Quarter 1	9.00%	5.88%	6.28%	6.03%
	Quarter 2	9.50%	5.88%	6.08%	6.03%
	Quarter 3	9.50%	6.23%	6.07%	5.80%
	Quarter 4	9.50%	5.89%	5.32%	5.12%
2001:	Quarter 1	8.00%	4.30%	4.09%	4.93%
	Quarter 2	6.75%	3.65%	3.72%	5.42%
	Quarter 3	6.00%	2.40%	2.49%	4.60%
	Quarter 4	4.75%	1.74%	2.17%	5.07%
2002:	Quarter 1	4.75%	1.79%	2.70%	5.42%
	Quarter 2	4.75%	1.70%	2.06%	4.86%
	Quarter 3	4.75%	1.57%	1.53%	3.63%
	Quarter 4	4.25%	1.22%	1.32%	3.83%
2003:	Quarter 1	4.25%	1.14%	1.19%	3.83%
	Quarter 2	4.00%	0.90%	1.09%	3.54%
	Quarter 3	4.00%	0.95%	1.15%	3.96%
	Quarter 4	4.00%	0.95%	1.26%	4.27%
2004:	Quarter 1	4.00%	0.95%	1.20%	3.86%
	Quarter 2	4.00%	1.33%	2.09%	4.62%
	Quarter 3	4.75%	1.70%	2.16%	4.12%
	Quarter 4	5.25%	2.22%	2.75%	4.24%
2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%
2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%
2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.68%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	4.04%
2008:	Quarter 1	5.25%	1.36%	1.55%	3.45%
As of May 16, 2008		5.00%	1.81%	2.09%	3.85%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

EXHIBIT III-2

Public Market Pricing of Southeast Thrift Institutions

EXHIBIT III-3

Public Market Pricing of Midwest Thrift Institutions

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

Financial Institution	Market Capitalization Price/ Share(1) ($)	Market Value ($Mil)	Per Share Data Core 12-Mth EPS(2) ($)	Book Value/ Share ($)	Pricing Ratios(3) P/E (X)	P/B (%)	P/A (%)	P/TB (%)	P/CORE (X)	Dividends(4) Amount/ Share ($)	Yield (%)	Payout Ratio(5) (%)	Financial Characteristics(6) Total Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Reported ROA (%)	Reported ROE (%)	Core ROA (%)	Core ROE (%)
All Public Companies	13.02	339.09	0.13	13.22	20.47	108.34	13.77	120.80	20.65	0.37	2.59	36.50	3,289	12.17	1.25	0.34	2.66	0.19	2.59
Special Selection Grouping(8)	13.07	140.12	0.35	14.26	18.58	98.14	11.41	106.64	19.73	0.47	3.30	48.38	1,742	10.98	1.62	0.27	2.55	0.23	2.09
Comparable Group																			
Special Comparative Group(8)																			
ASBI Ameriana Bncp of New Castle IN	9.05	27.05	0.37	11.36	22.63	80.37	6.34	82.50	24.46	0.16	1.77	43.24	427	7.89	NA	0.28	3.44	0.26	3.37
ABCW Anchor BanCorp Wisconsin of WI	14.62	311.96	1.45	15.90	9.25	91.49	6.60	97.16	10.08	0.72	4.92	49.66	4,726	7.22	1.05	0.74	10.01	0.68	9.18
BKMU Bank Mutual Corp of WI	10.02	520.29	0.33	8.80	30.06	122.95	14.67	141.25	32.79	0.36	3.33	NM	3,548	11.93	0.47	0.49	3.78	0.45	3.47
BFIN BankFinancial Corp. of IL	15.39	338.41	0.42	13.17	38.48	116.86	22.94	130.31	36.64	0.28	1.82	66.67	1,475	19.63	0.76	0.58	2.93	0.61	3.08
CITZ CFS Bancorp, Inc of Munster IN	14.59	155.82	0.71	12.34	19.45	118.23	13.05	119.30	20.55	0.48	3.29	67.61	1,194	11.06	2.62	0.67	6.16	0.64	5.83
CFFN Capitol Fd Fn MHC of KS (29.8)	41.23	900.42	0.46	11.73	NM	351.49	38.01	351.49	NM	2.00	4.85	NM	8,034	10.81	0.16	0.43	3.92	0.43	3.92
CFBK Central Federal Corp. of OH	4.72	21.09	0.07	6.17	NM	76.50	7.63	76.50	NM	0.20	4.24	NM	276	9.97	0.58	0.00	0.00	0.12	1.13
CHEV Cheviot Fin Cp MHC of OH(40.3)	9.70	30.49	0.09	7.57	NM	128.14	26.09	128.14	NM	0.36	3.71	NM	321	20.99	0.39	0.25	1.16	0.35	1.16
CZWI Citizens Comm Bncorp Inc of WI	8.35	56.47	0.21	11.13	39.76	75.02	13.27	82.51	39.76	0.20	2.40	NM	426	17.68	0.50	0.38	1.85	0.38	1.85
CTZN Citizens First Bancorp of MI	8.26	65.63	0.16	21.21	NM	38.94	3.13	41.93	NM	0.36	4.36	NM	2,097	8.04	3.28	0.06	0.64	0.07	0.73
FFDF FFD Financial Corp of Dover OH	13.65	14.77	1.19	16.81	10.83	81.20	8.21	81.20	11.47	0.66	4.84	55.46	180	10.11	0.72	0.78	7.51	0.74	7.10
FBTC First BancTrust Corp of IL	9.95	21.75	0.44	12.42	17.77	80.11	6.40	83.82	22.61	0.24	2.41	54.55	340	7.99	0.40	0.39	4.62	0.31	3.63
FBSI First Bancshares, Inc. of MO	13.52	20.97	0.10	17.71	NM	76.34	8.42	77.04	NM	0.00	0.00	0.00	249	11.03	1.56	0.12	1.09	0.06	0.58
FCAP First Capital, Inc. of IN	14.15	39.82	1.17	16.62	11.14	85.14	8.74	96.98	12.09	0.72	5.09	61.54	456	10.26	1.41	0.79	7.90	0.73	7.28
FCLF First Clover Leaf Fin Cp of IL	9.00	73.59	0.28	10.38	32.14	86.71	17.93	99.34	32.14	0.24	2.67	NM	410	20.68	0.69	0.59	2.55	0.59	2.55
FDEF First Defiance Fin. Corp of OH	18.25	148.03	1.50	24.02	10.80	75.98	7.85	116.02	12.17	1.04	5.70	69.33	1,886	10.33	0.94	0.84	8.02	0.75	7.12
FFNM First Fed of N. Michigan of MI	6.00	17.30	-0.47	11.26	NM	53.29	7.07	59.46	NM	0.20	3.33	NM	245	13.27	4.42	-0.52	-4.04	-0.52	-4.04
FFSX First Federal Bankshares of IA	11.05	36.51	-0.09	17.47	NM	63.25	6.11	93.01	NM	0.00	0.00	NM	597	9.66	NA	-0.02	-0.20	-0.05	-0.45
FFHS First Franklin Corp. of OH	8.20	13.78	0.17	15.25	32.80	53.77	4.27	53.77	NM	0.36	4.39	NM	323	7.93	NA	0.13	1.64	0.09	1.11
FPFC First Place Fin. Corp. of OH	12.04	197.67	0.73	19.11	14.68	63.00	6.01	95.18	16.49	0.68	5.65	NM	3,289	9.54	2.15	0.42	4.19	0.37	3.73
FBC Flagstar Bancorp, Inc. of MI	4.85	292.58	-1.83	11.66	NM	41.60	1.84	41.60	NM	0.00	0.00	NM	15,923	4.42	2.51	-0.36	-7.76	-0.69	-14.94
HFFC HF Financial Corp. of SD	17.40	68.76	1.08	16.31	13.28	106.68	6.74	115.61	16.11	0.43	2.47	39.81	1,021	6.32	0.40	0.51	8.12	0.42	6.69
HMNF HMN Financial, Inc. of MN	18.26	76.11	2.14	23.85	8.01	76.56	6.89	79.63	8.53	1.00	5.48	46.73	1,105	9.00	2.56	0.85	9.81	0.79	9.21
HFBC HopFed Bancorp, Inc. of KY	13.65	48.79	1.13	15.61	11.87	87.44	6.04	101.34	12.08	0.48	3.52	42.48	808	6.90	NA	0.52	7.64	0.52	7.52
JXSB Jcksnville Bcp MHC of IL(47.7)	10.42	9.87	0.42	11.70	23.68	89.06	6.87	100.97	24.81	0.30	2.88	34.03	301	7.72	0.41	0.31	3.96	0.29	3.70
KFFB KY Fst Fed Bp MHC of KY (44.5)	10.00	37.94	0.09	7.55	NM	132.45	30.27	176.06	NM	0.40	4.00	NM	266	22.85	NA	0.27	1.19	0.27	1.19
LSBI LSB Fin. Corp. of Lafayette IN	18.50	28.84	0.76	21.93	22.02	84.36	8.14	84.36	24.34	1.00	5.41	NM	354	9.65	3.26	0.37	3.79	0.34	3.43
LPSB LaPorte Bancrp MHC of IN(47.3)	4.54	14.79	0.31	9.76	NM	67.01	8.52	85.60	21.10	0.00	0.00	0.00	367	12.71	0.69	0.00	0.00	0.48	4.03
LBCP Liberty Bancorp, Inc. of MO	10.20	45.30	0.39	10.74	23.72	94.97	13.36	94.97	26.15	0.10	0.98	25.64	339	14.06	1.95	0.60	3.89	0.54	3.53
MFBC MFB Corp. of Mishawaka IN(7)	30.17	41.08	1.54	31.00	24.73	97.32	8.36	106.46	19.59	0.76	2.52	49.35	501	8.59	NA	0.33	4.08	0.42	5.15
CASH Meta Financial Group of IA	25.80	66.98	1.03	18.53	NM	139.23	9.76	143.73	25.05	0.52	2.02	50.49	686	7.01	NA	0.07	1.07	0.37	5.81
MFSF MutualFirst Fin. Inc. of IN	11.38	47.57	0.99	20.75	10.84	54.84	4.95	66.43	11.49	0.64	5.62	64.65	960	9.03	1.47	0.46	5.02	0.43	4.74
NASB NASB Fin. Inc. of Grandview MO	22.75	179.00	0.41	19.21	15.37	118.43	11.57	120.69	NM	0.90	3.96	NM	1,567	9.77	1.24	0.76	7.76	0.21	2.15
FFFD North Central Bancshares of IA	27.49	36.86	2.81	30.74	9.78	89.43	7.24	101.63	9.70	1.40	5.09	49.82	509	8.10	NA	0.73	9.07	0.73	9.07
PVFC PVF Capital Corp. of Solon OH(7)	9.02	70.12	0.23	9.21	34.69	97.94	8.06	97.94	39.22	0.30	3.33	NM	870	8.23	NA	0.23	2.82	0.20	2.50
PFED Park Bancorp of Chicago IL	19.70	23.76	-0.07	24.85	NM	79.28	10.59	79.28	NM	0.72	3.65	NM	224	13.36	1.33	-0.07	-0.47	-0.04	-0.27
PCBI Peoples Community Bcrp. of OH	3.00	14.52	-6.94	11.07	NM	27.10	1.64	39.42	NM	0.00	0.00	NM	887	6.04	3.70	-3.44	-41.76	-3.46	-42.06
PULB Pulaski Fin Cp of St. Louis MO	10.55	106.49	0.60	8.44	11.11	125.00	8.45	131.88	17.58	0.36	3.41	60.00	1,260	6.76	1.57	0.82	11.73	0.52	7.41
RIVR River Valley Bancorp of IN	15.54	25.41	1.32	15.70	11.51	98.98	7.26	99.04	11.77	0.84	5.41	63.64	350	7.33	NA	0.64	8.95	0.63	8.75
TFSL TFS Fin Corp MHC of OH (31.7)	12.54	1319.21	0.09	6.08	NM	206.25	39.83	207.27	NM	0.20	1.59	NM	10,461	19.31	1.42	0.29	1.66	0.29	1.66
TONE TierOne Corp. of Lincoln NE(7)	7.24	130.75	-4.63	15.79	NM	45.85	3.87	46.89	NM	0.32	4.42	NM	3,376	8.45	4.62	-2.38	-23.95	-2.40	-24.22
UCBA United Comm Bncp MHC IN (43.0)	8.26	31.46	-0.10	6.85	NM	120.58	17.76	120.58	NM	0.36	4.36	NM	376	14.73	3.48	-0.21	-1.35	-0.21	-1.35
UCFC United Community Fin. of OH	7.78	233.80	0.01	9.12	NM	85.31	8.57	97.74	NM	0.38	4.88	NM	2,727	10.05	4.20	0.13	1.31	0.01	0.11
WAUW Wauwatosa Hlds MHC of WI(29.1)	12.97	130.28	-0.06	6.48	NM	200.15	22.80	200.15	NM	0.00	0.00	NM	1,778	11.39	NA	0.00	0.00	-0.11	-0.89
WAYN Wayne Savings Bancshares of OH	9.01	27.11	0.68	11.52	13.45	78.21	6.76	83.89	13.25	0.48	5.33	70.59	401	8.65	0.50	0.50	5.87	0.51	5.95

Copyright (c) 2006 by RP Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj. Pop. 2012			Per Capita Income		Deposit Market Share(1)
	County	Population			2000-2007 % Change	2007-2012 % Change	Amount	% State Average
Institution		2000	2007
		(000)	(000)
CFS Bancorp Inc. of IN	Lake	485	501	513	3.4%	2.4%	25,149	95.4%	8.6%
Community Financial Corp. of VA	Staunton	24	23	24	-1.6%	1.6%	26,179	81.8%	19.3%
First Capital, Inc. of IN	Harrison	34	37	40	8.9%	5.9%	24,068	91.3%	37.9%
First Clover Leaf Financial Corp. of IL	Madison	259	267	274	3.3%	2.3%	25,986	88.1%	6.6%
First Fed Bancshares of AR	Boone	34	36	37	6.1%	4.0%	20,804	95.7%	33.1%
GS Financial Corp. of LA	Jefferson	455	437	424	-4.0%	-3.0%	22,982	116.1%	1.1%
HMN Financial, Inc. of MN	Olmsted	124	144	157	15.7%	8.9%	34,173	109.9%	28.0%
Jefferson Bancshares Inc. of TN	Hamblen	58	61	63	5.1%	3.4%	22,121	88.7%	23.7%
Liberty Bancorp, Inc. of MO	Clay	184	206	224	12.2%	8.6%	29,677	116.5%	5.2%
Teche Holding Corp. of LA	St. Mary	54	52	51	-2.1%	-2.3%	15,621	78.9%	16.0%
	Averages:	171	177	181	4.7%	3.2%	24,676	96.2%	18.0%
	Medians:	91	102	110	4.3%	2.9%	24,609	93.3%	17.6%
Home Bank	Lafayette	191	204	215	7.3%	5.1%	22,707	114.7%	8.4%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2007.

Sources: ESRI, FDIC.

EXHIBIT IV-1

Stock Prices:

As of May 16, 2008

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	SNL Thrift Index	SNL Bank Index
1999:	Quarter 1	9786.2	1286.4	2,461.4	707.6	448.4
	Quarter 2	10970.8	1372.7	2,686.1	695.6	479.3
	Quarter 3	10337.0	1282.7	2,746.2	609.1	409.9
	Quarter 4	11497.1	1469.3	4,069.3	562.4	416.7
2000:	Quarter 1	10921.9	1498.6	4,572.8	545.6	421.2
	Quarter 2	10447.9	1454.6	3,966.1	567.8	387.4
	Quarter 3	10650.9	1436.5	3,672.8	718.3	464.6
	Quarter 4	10786.9	1320.3	2,470.5	874.3	479.4
2001:	Quarter 1	9878.8	1160.3	1,840.3	885.2	459.2
	Quarter 2	10502.4	1224.4	2,160.5	964.5	493.7
	Quarter 3	8847.6	1040.9	1,498.8	953.9	436.6
	Quarter 4	10021.5	1148.1	1,950.4	918.2	473.7
2002:	Quarter 1	10403.9	1147.4	1,845.4	1006.7	498.3
	Quarter 2	9243.3	989.8	1,463.2	1121.4	468.9
	Quarter 3	7591.9	815.3	1,172.1	984.3	396.8
	Quarter 4	8341.6	879.8	1,335.5	1073.2	419.1
2003:	Quarter 1	7992.1	848.2	1,341.2	1096.2	401.0
	Quarter 2	8985.4	974.5	1,622.8	1266.6	476.1
	Quarter 3	9275.1	996.0	1,786.9	1330.9	490.9
	Quarter 4	10453.9	1112.0	2,003.4	1482.3	548.6
2004:	Quarter 1	10357.7	1126.2	1,994.2	1585.3	562.2
	Quarter 2	10435.5	1140.8	2,047.8	1437.8	546.6
	Quarter 3	10080.3	1114.6	1,896.8	1495.1	556.0
	Quarter 4	10783.0	1211.9	2,175.4	1605.6	595.1
2005:	Quarter 1	10503.8	1180.6	1,999.2	1516.6	551.0
	Quarter 2	10275.0	1191.3	2,057.0	1577.1	563.3
	Quarter 3	10568.7	1228.8	2,151.7	1527.2	546.3
	Quarter 4	10717.5	1248.3	2,205.3	1616.4	582.8
2006:	Quarter 1	11109.3	1294.8	2,339.8	1661.1	595.5
	Quarter 2	11150.2	1270.2	2,172.1	1717.9	601.1
	Quarter 3	11679.1	1335.9	2,258.4	1727.1	634.0
	Quarter 4	12463.2	1418.3	2,415.3	1829.3	658.6
2007:	Quarter 1	12354.4	1420.9	2,421.6	1703.6	634.4
	Quarter 2	13408.6	1503.4	2,603.2	1645.9	622.6
	Quarter 3	13895.6	1526.8	2,701.5	1523.3	595.8
	Quarter 4	13264.8	1468.4	2,652.3	1058.0	492.8
2008:	Quarter 1	12262.9	1322.7	2,279.1	1001.5	442.5
As of May 16, 2008		12986.8	1425.4	2,528.9	978.4	451.1

(1)	End of period data.

Sources: SNL	Financial and The Wall Street Journal.

EXHIBIT IV-3

Historical Thrift Stock Indices

SNL ThriftInvestor

Index Values

	Index Values				Price Appreciation (%)		
	04/30/08	03/31/08	12/31/07	04/30/07	1 Month	YTD	LTM
All Pub. Traded Thrifts	1,015.1	1,001.5	1,058.0	1,695.9	1.35	-4.06	-40.15
MHC Index	1,016.7	1,014.7	974.8	1,086.4	0.20	4.30	-6.42
Stock Exchange Indexes							
AMEX Thrifts	406.0	409.9	453.6	694.7	-0.95	-10.50	-41.55
NYSE Thrifts	388.1	384.4	463.1	1,052.0	0.98	-16.18	-63.10
OTC Thrifts	2,033.5	2,001.6	1,928.2	2,129.6	1.59	5.46	-4.52
Geographic Indexes							
Mid-Atlantic Thrifts	3,410.3	3,424.8	3,290.2	3,931.9	-0.42	3.65	-13.27
Midwestern Thrifts	2,985.9	2,981.2	2,978.8	3,352.1	0.16	0.24	-10.92
New England Thrifts	1,801.0	1,798.5	1,793.2	2,082.3	0.14	0.43	-13.51
Southeastern Thrifts	580.8	632.9	709.3	1,380.6	-8.23	-18.11	-57.93
Southwestern Thrifts	757.3	863.5	1,039.3	1,423.7	-12.30	-27.13	-46.81
Western Thrifts	473.0	435.7	577.4	1,562.3	8.56	-18.08	-69.72
Asset Size Indexes							
Less than $250M	1,102.8	1,104.2	1,107.8	1,173.1	-0.13	-0.45	-6.00
$250M to $500M	2,865.1	2,898.0	2,945.1	3,532.4	-1.14	-2.72	-18.89
$500M to $1B	1,584.8	1,592.0	1,656.1	2,085.2	-0.45	-4.30	-23.99
$1B to $5B	2,005.2	2,012.5	2,049.0	2,418.5	-0.36	-2.14	-17.09
Over $5B	557.2	546.3	583.0	1,015.7	1.98	-4.43	-45.14
Pink Indexes							
Pink Thrifts	315.6	345.9	458.0	513.5	-8.78	-31.10	-38.54
Less than $75M	571.1	563.2	553.6	577.8	1.39	3.15	-1.17
Over $75M	322.7	355.1	474.3	532.3	-9.12	-31.96	-39.38
Comparative Indexes							
Dow Jones Industrials	12,820.1	12,262.9	13,264.8	13,062.9	4.54	-3.35	-1.86
S&P 500	1,385.6	1,322.7	1,468.4	1,482.4	4.75	-5.64	-6.53

All SNL indexes are market-value weighted; i.e., an institution's effect on an index is proportionate to that institution's market capitalization. All SNL thrift indexes, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Index on that date. On March 30, 1984, the S&P 500 closed at 159.2 and the Dow Jones Industrials stood at 1,164.9.

Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR; Midwest: IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI;
New England: CT, MA, ME, NH, RI, VT; Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV;
Southwest: CO, LA, NM, OK, TX, UT; West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

Source: SNL Financial

SNLFinancial MAY 2008

EXHIBIT IV-4

Market Area Acquisition Activity

RP® Financial, LC.

Exhibit IV-4

Louisiana Thrift Acquisitions 2004-Present

						Target Financials at Announcement						Deal Terms and Pricing at Announcement
Announce Date	Complete Date	Buyer Short Name		Target Name		Total Assets ($000)	E/A (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Rsrvs/ NPLs (%)	Deal Value ($M)	Value/ Share ($)	P/B (%)	P/TB (%)	P/E (x)	P/A (%)	Prem/ Cdeps (%)
11/20/2007	04/22/2008	First NBC Bank Holding Co.	LA	Dryades Bancorp, Inc.	LA	80,154	3.49	NA	NA	NA	NA	2.9	NA	103.25	103.25	NM	3.60	0.27
01/04/2007	07/30/2007	First Guaranty Bancshares Inc.	LA	Homestead Bancorp, Inc.	LA	131,886	9.04	0.33	3.80	0.52	58.66	13.1	17.600	127.02	127.02	43.63	9.92	5.07
06/30/2006	06/30/2006	Home Bank	LA	Crowley Building & Loan Association	LA	33,963	10.83	0.61	5.68	0.24	180.95	NA	NA	NA	NA	NA	NA	NA
06/16/2004	10/29/2004	First Federal Bank of LA	LA	First Allen Parish Bancorp, Incorporated	LA	53,325	8.37	0.73	8.98	4.17	32.22	6.6	33.000	147.00	147.00	17.09	12.31	5.05
03/04/2004	07/02/2004	Teche Holding Co.	LA	St. Landry Financial Corporation	LA	71,314	11.39	0.34	3.06	1.31	NA	10.1	27.000	124.21	124.21	40.85	14.15	5.21

				Averages:		74,128	8.62	0.50	5.38	1.56	90.61	8.2		125.37	125.37	33.86	10.00	3.90
				Medians:		71,314	9.04	0.48	4.74	0.92	58.66	8.4		125.62	125.62	40.85	11.12	5.06

Source: SNL Financial, LC.

EXHIBIT IV-5

Home Bank

Director and Senior Management Summary Resumes

Exhibit IV-5

Home Bank

Director and Senior Management Summary Resumes

The following table sets forth certain information regarding the directors of Home Bancorp, all of whom are also directors of the Bank.

Name	Age	Position with Home Bank and Principal Occupation During the Past Five Years	Director of the Bank Since
Michael P. Maraist	60	Chairman of the Board. Owner and Chief Financial Officer of Timco Services Inc., a provider of oilfield tools and services located in Lafayette, Louisiana.	2004
John W. Bordelon	52	Director, President and Chief Executive Officer of Home Bank since 1993. Previously served in various management and other positions since joining the Bank in 1981.	1990
Paul J. Blanchet, III	53	Director. Partner in Broussard Poche Lewis & Breaux, LLP. a public accounting firm located in Lafayette, Louisiana.	2002
Richard J. Bourgeois	61	Director. Physician and surgeon, Lafayette, Louisiana.	1994
Henry William Busch, Jr.	67	Director and Secretary. President of Mike Baker Brick of Lafayette, Louisiana.	1993
Lester James Dailey	69	Director and First Vice President of Home Bank since July 2006. Former Chief Executive Officer of Crowley Building & Loan Association, Crowley, Louisiana from 1980 through June 2006.	2006
John A. Hendry	58	Director. Pediatric Dentist, Lafayette, Louisiana.	2000
Marc W. Judice	61	Director. President of Judice & Adley PLC, a law firm located in Lafayette, Louisiana.	1996

Executive Officers Who Are Not Also Directors

Darren E. Guidry. Age 45. Mr. Guidry has served as an Executive Vice President and Chief Lending Officer for the Bank since 1993.

Joseph B. Zanco. Age 38. Mr. Zanco joined the Bank in April 2008 as Executive Vice President and Chief Financial Officer. Previously, Mr. Zanco served as Controller at IberiaBank Corporation since May 2003 and, prior thereto, as Internal Audit Manager at Iberia Bank.

Source: Home Bank’s prospectus.

EXHIBIT IV-6

Home Bank

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Home Bank

Pro Forma Regulatory Capital Ratios

			Pro Forma at March 31, 2008 based on
	Historical at March 31, 2008		6,375,000 Shares Sold at $10.00 Per Share		7,500,000 Shares Sold at $10.00 Per Share		8,625,000 Shares Sold at $10.00 Per Share		9,918,750 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in Thousands)
GAAP Capital	$51,371	11.95%	$77,334	16.77%	$82,008	17.57%	$86,681	18.35%	$92,055	19.23%

Tangible capital	$50,359	11.75%	$76,322	16.60%	$80,996	17.41%	$85,669	18.19%	$91,043	19.08%
Requirement	6,430	1.50	6,896	1.50	6,979	1.50	7,063	1.50	7,159	1.50

Excess	$43,929	10.25%	$69,426	15.10%	$74,017	15.91%	$78,606	16.69%	$83,884	17.58%

Core capital	$50,359	11.75%	$76,322	16.60%	$80,996	17.41%	$85,669	18.19%	$91,043	19.08%
Requirement	17,146	4.00	18,388	4.00	18,611	4.00	18,834	4.00	19,090	4.00

Excess	$33,213	7.75%	$57,934	12.60%	$62,385	13.41%	$66,835	14.19%	$71,953	15.08%

Tier 1 Risk Based	$50,359	19.51%	$76,322	27.90%	$80,996	29.31%	$85,669	30.69%	$91,043	32.24%
Requirement	10,322	4.00	10,943	4.00	11,055	4.00	11,166	4.00	11,295	4.00

Excess	$40,037	15.51%	$65,379	23.90%	$69,941	25.31%	$74,503	26.69%	$79,748	28.24%

Total Risk-Based	$52,549	20.36%	$78,512	28.70%	$83,186	30.10%	$87,859	31.47%	$93,233	33.02%
Risk-Based Requirement	20,644	8.00	21,887	8.00	22,110	8.00	22,333	8.00	22,589	8.00

Excess	$31,905	12.36%	$56,625	20.70%	$61,076	22.10%	$65,526	23.47%	$70,644	25.02%

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

Source: Home Bank’s prospectus.

EXHIBIT IV-7

Home Bank

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

Home Bank

Prices as of May 16, 2008

					Peer Group				Louisiana Companies				All Publicly- Traded
Price Multiple		Symbol	Subject(1)		Average		Median		Average		Median		Average	Median
Price-earnings ratio (x)		P/E	22.10	x	18.40	x	16.51	x	24.34	x	28.11	x	20.47x	19.12	x
Price-core earnings ratio (x)		P/Core	23.52	x	16.96	x	13.68	x	19.71	x	19.71	x	20.65x	19.59	x
Price-book ratio (%)	=	P/B	64.85%		91.40%		85.93%		94.06%		90.48%		108.34%	98.98%
Price-tangible book ratio (%)	=	P/TB	64.85%		94.91%		95.55%		96.19%		90.48%		120.80%	108.91%
Price-assets ratio (%)	=	P/A	15.17%		11.47%		10.87%		16.64%		11.47%		13.77%	10.60%

Valuation Parameters
Pre-Conversion Earnings (Y)		$3,361,000			ESOP Stock Purchases(E)						8.00	%(5)
Pre-Conversion Earnings (CY)		$3,156,000			Cost of ESOP Borrowings (S)						0.00	%(4)
Pre-Conversion Book Value (B)		$51,371,000			ESOP Amortization (T)						20.00 years
Pre-Conv. Tang. Book Val. (TB)		$51,371,000			RRP Amount (M)						4.00%
Pre-Conversion Assets (A)		$430,053,000			RRP Vesting (N)						5.00 years	(5)
Reinvestment Rate (2)(R)		4.47%			Foundation (F)						0.00%
Est. Conversion Expenses (3)(X)		2.30%			Tax Benefit (Z)						0
Tax Rate (TAX)		34.00%			Percentage Sold (PCT)						100.00%
Louisiana Shares Tax		$604,000			Option (O1)						10.00	%(6)
					Estimated Option Value(O2)						48.50	%(6)
					Option vesting (O3)						5.00	(6)
					Option pct taxable (O4)						25.00	%(6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$75,000,000
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	$75,000,000
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$75,000,000
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$75,000,000
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$75,000,000
		1 - P/A * PCT * (1-X-E-M-F)

Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Shares Issued To Foundation	Total Shares Issued	Aggregate Market Value of Shares Issued
Supermaximum	9,918,750	10.00	$99,187,500	0	9,918,750	$99,187,500
Maximum	8,625,000	10.00	86,250,000	0	8,625,000	86,250,000
Midpoint	7,500,000	10.00	75,000,000	0	7,500,000	75,000,000
Minimum	6,375,000	10.00	63,750,000	0	6,375,000	63,750,000

(1)	Pricing ratios shown reflect the midpoint value.

(2)	Net return reflects a reinvestment rate of 4.47 percent and a tax rate of 34.0 percent.

(3)	Offering expenses shown at estimated midpoint value.

(4)	No cost is applicable since holding company will fund the ESOP loan.

(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 34.0 percent.

(6)	10 percent option plan with an estimated Black-Scholes valuation of 48.50 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 34.0 percent.

EXHIBIT IV-8

Home Bank

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Home Bank

At the Minimum

1. Pro Forma Market Capitalization	$63,750,000
Less: Foundation Shares	—

2. Offering Proceeds	$63,750,000
Less: Estimated Offering Expenses	1,623,750

Net Conversion Proceeds	$62,126,250
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$62,126,250
Less: Cash Contribution to Foundation	0
Less: Non-Cash Stock Purchases (1)	7,650,000

Net Proceeds Reinvested	$54,476,250
Estimated net incremental rate of return	2.95%

Reinvestment Income	$1,607,158
Less: Louisiana Shares Tax	572,000
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	168,300
Less: Amortization of Options (4)	565,813
Less: Recognition Plan Vesting (5)	336,600

Net Earnings Impact	($35,555)

	Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2008 (reported)	$3,361,000	($35,555)	$3,325,445
12 Months ended March 31, 2008 (core)	$3,156,000	($35,555)	$3,120,445

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2008	$51,371,000	$54,476,250	$0	$105,847,250
March 31, 2008 (Tangible)	$51,371,000	$54,476,250	$0	$105,847,250

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2008	$430,053,000	$54,476,250	$0	$484,529,250

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Home Bank

At the Midpoint

1. Pro Forma Market Capitalization	$75,000,000
Less: Foundation Shares	—

2. Offering Proceeds	$75,000,000
Less: Estimated Offering Expenses	1,727,250

Net Conversion Proceeds	$73,272,750
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$73,272,750
Less: Cash Contribution to Foundation	0
Less: Non-Cash Stock Purchases (1)	9,000,000

Net Proceeds Reinvested	$64,272,750
Estimated net incremental rate of return	2.95%

Reinvestment Income	$1,896,175
Less: Louisiana Shares Tax	604,000
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	198,000
Less: Amortization of Options (4)	665,663
Less: Recognition Plan Vesting (5)	396,000

Net Earnings Impact	$32,512

	Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2008 (reported)	$3,361,000	$32,512	$3,393,512
12 Months ended March 31, 2008 (core)	$3,156,000	$32,512	$3,188,512

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2008	$51,371,000	$64,272,750	$0	$115,643,750
March 31, 2008 (Tangible)	$51,371,000	$64,272,750	$0	$115,643,750

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2008	$430,053,000	$64,272,750	$0	$494,325,750

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Home Bank

At the Maximum Value

1. Pro Forma Market Capitalization	$86,250,000
Less: Foundation Shares	—

2. Offering Proceeds	$86,250,000
Less: Estimated Offering Expenses	1,830,750

Net Conversion Proceeds	$84,419,250
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$84,419,250
Less: Cash Contribution to Foundation	0
Less: Non-Cash Stock Purchases (1)	10,350,000

Net Proceeds Reinvested	$74,069,250
Estimated net incremental rate of return	2.95%

Reinvestment Income	$2,185,191
Less: Louisiana Shares Tax	632,000
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	227,700
Less: Amortization of Options (4)	765,512
Less: Recognition Plan Vesting (5)	455,400

Net Earnings Impact	$104,579

	Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2008 (reported)	$3,361,000	$104,579	$3,465,579
12 Months ended March 31, 2008 (core)	$3,156,000	$104,579	$3,260,579

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2008	$51,371,000	$74,069,250	$0	$125,440,250
March 31, 2008 (Tangible)	$51,371,000	$74,069,250	$0	$125,440,250

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2008	$430,053,000	$74,069,250	$0	$504,122,250

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Home Bank

At the Supermaximum Value

1. Pro Forma Market Capitalization	$99,187,500
Less: Foundation Shares	—

2. Offering Proceeds	$99,187,500
Less: Estimated Offering Expenses	1,949,775

Net Conversion Proceeds	$97,237,725
3. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$97,237,725
Less: Cash Contribution to Foundation	0
Less: Non-Cash Stock Purchases (1)	11,902,500

Net Proceeds Reinvested	$85,335,225
Estimated net incremental rate of return	2.95%

Reinvestment Income	$2,517,560
Less: Louisiana Shares Tax	668,000
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	261,855
Less: Amortization of Options (4)	880,339
Less: Recognition Plan Vesting (5)	523,710

Net Earnings Impact	$183,656

	Before Conversion	Net Earnings Increase	After Conversion
4. Pro Forma Earnings
12 Months ended March 31, 2008 (reported)	$3,361,000	$183,656	$3,544,656
12 Months ended March 31, 2008 (core)	$3,156,000	$183,656	$3,339,656

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5. Pro Forma Net Worth
March 31, 2008	$51,371,000	$85,335,225	$0	$136,706,225
March 31, 2008 (Tangible)	$51,371,000	$85,335,225	$0	$136,706,225

	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6. Pro Forma Assets
March 31, 2008	$430,053,000	$85,335,225	$0	$515,388,225

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

EXHIBIT IV-9

Peer Group Core Earnings Analysis

RP® Financial, LC.

Exhibit IV-9

Core Earnings Analysis

Comparable Institution Analysis

For the 12 Months Ended March 31, 2008

		Net Income to Common	Less: Net Gains(Loss)	Tax Effect @ 34%	Less: Extraordinary Items	Estimated Core Income to Common	Shares	Estimated Core EPS
Comparable Group
		($000)	($000)	($000)	($000)	($000)	(000)	($)
CITZ	CFS Bancorp, Inc. of Munster IN	$7,991	($594)	$202	$0	$7,599	10,680	$0.71
CFFC	Community Financial Corp. of VA(1)(3)	$2,830	$37	($13)	$0	$2,854	4,336	$0.88
FCAP	First Capital, Inc. of IN	$3,562	($422)	$143	$0	$3,283	2,814	$1.17
FCLF	First Clover Leaf Fin. Corp. of IL	$2,292	($51)	$17	$0	$2,258	8,177	$0.28
FFBH	First Federal Bancshares of AR	$3,571	$486	($165)	$0	$3,892	4,848	$0.80
GSLA	GS Financial Corp. of LA	$688	($280)	$95	$0	$503	1,286	$0.39
HMNF	HMN Financial, Inc. of MN	$9,495	($875)	$298	$0	$8,918	4,168	$2.14
JFBI	Jefferson Bancshares Inc. of TN	$1,351	$0	$0	$0	$1,351	6,208	$0.22
LBCP	Liberty Bancorp, Inc. of MO(1)	$1,916	($257)	$87	$0	$1,746	4,441	$0.39
TSH	Teche Holding Corp. of N. Iberia LA(1)	$6,765	($144)	$49	$0	$6,670	2,112	$3.16

(1)	Financial information is for the quarter ending December 31, 2007.

(3)	Figures are for three quarters of financial data, EPS figures are annualized.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

RP® FINANCIAL, LC.

Celebrating 20 Years of Financial Advisory Services

FIRM QUALIFICATION STATEMENT

RP® Financial provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP® Financial’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP® Financial’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses and supporting the implementation of post-acquisition strategies. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP® Financial’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP® Financial’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, insurance company demutualizations, ESOPs, subsidiary companies, purchase accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® Financial is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® Financial offers other consulting services including branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are aided by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (27)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (24)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (25)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (22)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (21)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (18)	(703) 647-6552	tbiddle@rpfinancial.com

Washington Headquarters

Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com